Execution Version

Exhibit 10.64
CREDIT, SECURITY AND GUARANTY AGREEMENT
dated as of February 25, 2026
by and among
NOVAVAX, INC.
as Borrower and any additional borrower that hereafter becomes party hereto, each as Borrower, and collectively as Borrowers,
and
any guarantor that hereafter becomes party hereto, each as Guarantor, and collectively as Guarantors,
and
MIDCAP FINANCIAL TRUST,
as Agent,
and
THE LENDERS
FROM TIME TO TIME PARTY HERETO

i

TABLE OF CONTENTS
Page
Section 1.1    Certain Defined Terms    1
Section 1.2    Accounting Terms and Determinations    46
Section 1.3    Other Definitional and Interpretive Provisions    47
Section 1.4    Settlement and Funding Mechanics    47
Section 1.5    Time is of the Essence    47
Section 1.6    Time of Day    47
ARTICLE 2 - LOANS    47
Section 2.1    Loans.    47
Section 2.2    Interest, Interest Calculations and Certain Fees    51
Section 2.3    Notes    54
Section 2.4    Reserved.    54
Section 2.5    Reserved.    54
Section 2.6    General Provisions Regarding Payment; Loan Accounts.    54
Section 2.7    Maximum Interest    55
Section 2.8    Taxes; Capital Adequacy; Increased Costs; Inability to Determine Rates; Illegality.    55
Section 2.9    Appointment of Borrower Representative.    60
Section 2.10    Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.    61
Section 2.11    [Reserved]    63
Section 2.12    Termination; Restriction on Termination.    63
ARTICLE 3 - REPRESENTATIONS AND WARRANTIES    64
Section 3.1    Existence and Power    64
Section 3.2    Organization and Governmental Authorization; No Contravention    64
Section 3.3    Binding Effect    65
Section 3.4    Capitalization    65
Section 3.5    Financial Information    65
Section 3.6    Litigation    65
Section 3.7    Ownership of Property    65
Section 3.8    No Default    65
Section 3.9    Labor Matters    65
Section 3.10    Investment Company Act    66
Section 3.11    Margin Regulations    66
Section 3.12    Compliance With Laws; Anti-Terrorism Laws.    66
Section 3.13    Taxes    66
Section 3.14    Compliance with ERISA.    67
Section 3.15    Consummation of Financing Documents; Brokers    68
Section 3.16    [Reserved]    68

Section 3.17    Material Contracts    68
Section 3.18    Compliance with Environmental Requirements; No Hazardous Materials    68
Section 3.19    Intellectual Property and License Agreements    69
Section 3.20    Solvency    69
Section 3.21    Full Disclosure    69
Section 3.22    [Reserved]    69
Section 3.23    Subsidiaries    69
Section 3.24    Accuracy of Schedules    69
Section 3.25    [Reserved]    69
Section 3.26    Regulatory Matters.    69
Section 3.27    Senior Indebtedness Status    70
ARTICLE 4 - AFFIRMATIVE COVENANTS    70
Section 4.1    Financial Statements, Other Reports and Notices    70
Section 4.2    Payment and Performance of Obligations    73
Section 4.3    Maintenance of Existence    73
Section 4.4    Maintenance of Property; Insurance.    74
Section 4.5    Compliance with Laws and Material Contracts    75
Section 4.6    Inspection of Property, Books and Records    75
Section 4.7    Use of Proceeds    76
Section 4.8    [Reserved]    76
Section 4.9    Notices of Material Contracts, Litigation and Defaults.    76
Section 4.10    Hazardous Materials; Remediation.    77
Section 4.11    Further Assurances; Joinder.    77
Section 4.12    Reserved    79
Section 4.13    Power of Attorney    79
Section 4.14    [Reserved]    79
Section 4.15    Schedule Updates    79
Section 4.16    Intellectual Property and Licensing.    79
Section 4.17    Regulatory Covenants.    80
ARTICLE 5 - NEGATIVE COVENANTS    81
Section 5.1    Debt; Contingent Obligations    81
Section 5.2    Liens    81
Section 5.3    Distributions    81
Section 5.4    Restrictive Agreements    81
Section 5.5    Payments and Modifications of Subordinated Debt and Permitted Convertible Debt    82
Section 5.6    Consolidations, Mergers and Sales of Assets; Change in Control    83
Section 5.7    Purchase of Assets, Investments    84
Section 5.8    Transactions with Affiliates    84
Section 5.9    Modification of Organizational Documents    84
Section 5.10    Modification of Certain Agreements    84

Section 5.11    Conduct of Business    85
Section 5.12    [Reserved]    85
Section 5.13    Limitation on Sale and Leaseback Transactions    85
Section 5.14    Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts    85
Section 5.15    Compliance with Anti-Terrorism Laws    85
Section 5.16    Change in Accounting    86
Section 5.17    Investment Company Act    86
Section 5.18    [Reserved]    86
Section 5.19    Restricted Foreign Subsidiaries and Joint Ventures.    86
ARTICLE 6 – FINANCIAL COVENANTS    87
Section 6.1    Minimum Royalty Revenue    87
Section 6.2    Minimum Cash.    87
Section 6.3    Evidence of Compliance    87
ARTICLE 7 – CONDITIONS    87
Section 7.1    Conditions to Closing    87
Section 7.2    Conditions to Each Loan    88
Section 7.3    Searches    89
Section 7.4    Post-Closing Requirements    89
ARTICLE 8 – RESERVED    89
ARTICLE 9 – SECURITY AGREEMENT    89
Section 9.1    Generally    89
Section 9.2    Representations and Warranties and Covenants Relating to Collateral.    89
ARTICLE 10 - EVENTS OF DEFAULT    93
Section 10.1    Events of Default    93
Section 10.2    Acceleration and Suspension or Termination of Term Loan Commitment    96
Section 10.3    UCC Remedies.    96
Section 10.4    Protective Payments    98
Section 10.5    Default Rate of Interest    98
Section 10.6    Setoff Rights    98
Section 10.7    Application of Proceeds.    99
Section 10.8    Waivers.    100
Section 10.9    Injunctive Relief    101
Section 10.10    Marshalling; Payments Set Aside    102
ARTICLE 11 - AGENT    102
Section 11.1    Appointment and Authorization    102
Section 11.2    Agent and Affiliates    102
Section 11.3    Action by Agent    102

Section 11.4    Consultation with Experts    103
Section 11.5    Liability of Agent    103
Section 11.6    Indemnification    103
Section 11.7    Right to Request and Act on Instructions    103
Section 11.8    Credit Decision    104
Section 11.9    Collateral Matters    104
Section 11.10    Agency for Perfection    104
Section 11.11    Notice of Default    104
Section 11.12    Assignment by Agent; Resignation of Agent; Successor Agent.    105
Section 11.13    Payment and Sharing of Payment.    105
Section 11.14    Right to Perform, Preserve and Protect    107
Section 11.15    Additional Titled Agents    107
Section 11.16    Amendments and Waivers.    107
Section 11.17    Assignments and Participations.    108
Section 11.18    Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist    111
ARTICLE 12 – GUARANTY    112
Section 12.1    Guaranty    112
Section 12.2    Payment of Amounts Owed    112
Section 12.3    Certain Waivers by Guarantor    112
Section 12.4    Guarantor’s Obligations Not Affected by Modifications of Financing Documents    114
Section 12.5    Reinstatement; Deficiency    115
Section 12.6    Subordination of Borrowers’ Obligations to Guarantors; Claims in Bankruptcy.    115
Section 12.7    Maximum Liability    116
Section 12.8    Guarantor’s Investigation    116
Section 12.9    Termination    116
Section 12.10    Representative    117
Section 12.11    Guarantor Acknowledgement    117
ARTICLE 13 - MISCELLANEOUS    117
Section 13.1    Survival    117
Section 13.2    No Waivers    117
Section 13.3    Notices.    118
Section 13.4    Severability    119
Section 13.5    Headings    119
Section 13.6    Confidentiality    119
Section 13.7    Waiver of Consequential and Other Damages    120
Section 13.8    GOVERNING LAW; SUBMISSION TO JURISDICTION.    120
Section 13.9    WAIVER OF JURY TRIAL    121
Section 13.10    Publication; Advertisement.    121
Section 13.11    Counterparts; Integration    121

Section 13.12    No Strict Construction    122
Section 13.13    Lender Approvals    122
Section 13.14    Expenses; Indemnity    122
Section 13.15    RESERVED    124
Section 13.16    Reinstatement    124
Section 13.17    Successors and Assigns    124
Section 13.18    USA PATRIOT Act Notification    124
Section 13.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    124
Section 13.20    Erroneous Payments.    125

CREDIT, SECURITY AND GUARANTY AGREEMENT
This CREDIT, SECURITY AND GUARANTY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of February 25, 2026 by and among NOVAVAX, INC., a Delaware corporation (“Novavax”), and any additional borrower that may hereafter be added to this Agreement and each of their successors and permitted assigns (together with Novavax, each individually a “Borrower”, and collectively, the “Borrowers”), any entities that become party hereto as Guarantors and each of their successors and permitted assigns, MIDCAP FINANCIAL TRUST, as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.
RECITALS
The Credit Parties have requested that Lenders make available to Borrowers the financing facilities as described herein. Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.
        AGREEMENT
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Credit Parties, Lenders and Agent agree as follows:
Article 1- DEFINITIONS
Section 1.1Certain Defined Terms. The following terms have the following meanings:
“2015 Stock Incentive Plan” means the Novavax, Inc. Amended and Restated 2015 Stock Incentive Plan, as amended, amended and restated, supplemented or otherwise modified from time to time in the Ordinary Course of Business.
“2023 Inducement Plan” means the Novavax, Inc. 2023 Inducement Plan, as amended, amended and restated, supplemented or otherwise modified from time to time in the Ordinary Course of Business.
“2027 Convertible Note Documents” means the 2027 Convertible Notes, the 2027 Notes Indenture and each other material document or agreement from time to entered into in connection with the foregoing.
“2027 Convertible Notes” means those certain 5.00% Convertible Senior Notes in the aggregate principal amount not to exceed $150,000,000, issued pursuant to that certain Indenture, dated as of December 20, 2022, by and between Novavax and The Bank of New York Mellon Trust Company, N.A. (the “2027 Notes Indenture”).
“2031 Convertible Note Documents” means the 2031 Convertible Notes, the 2031 Notes Indenture and each other material document or agreement from time to entered into in connection with the foregoing.
“2031 Convertible Notes” means those certain 4.625% Convertible Senior Notes in the aggregate principal amount not to exceed $225,000,000, issued pursuant to that certain Indenture, dated as of August 27, 2025, by and between Novavax and The Bank of New York Mellon Trust Company, N.A. (the “2031 Notes Indenture”)

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated Term Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).
“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.
“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, and (d) all Proceeds of any of the foregoing.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition (including through licensing) of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger or consolidation with such other Person, or otherwise causing any Person to become a Subsidiary of a Credit Party, (c) any merger or consolidation or any other combination with another Person or (d) the acquisition (including through licensing) of any royalty stream, commercial product, commercial product line or Intellectual Property of or from any other Person (but in each case excluding in-bound licenses of, and purchases of, over-the-counter and other software that is commercially available to the public and open source licenses in the Ordinary Course of Business) or any assets constituting a business unit, line of business or division of such other Person; provided that non-exclusive licenses obtained in connection with commercial contracts entered into the Ordinary Course of Business by Credit Parties or their Subsidiaries shall not constitute Acquisitions for purposes of this definition.
“Additional Titled Agents” has the meaning set forth in Section 11.15.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lenders” has the meaning set forth in Section 11.17(c).
“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles). As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of MCF in such capacity.
“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws or general or specific licenses administered by OFAC.
“Applicable Margin” means five percent (5.00%).
“Applicable Royalty Revenue Threshold” means the minimum Royalty Revenue amount set forth on Schedule 6.1 attached hereto for such Defined Period.
“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
“Asset Disposition” means any sale, lease, license, transfer, assignment or other disposition (including by merger, allocation of assets (including allocation of assets to any series of a limited liability company), division, consolidation or amalgamation, but excluding dispositions resulting from any casualty or other damage to, any property or asset) by any Credit Party or any Subsidiary thereof of any asset of such Credit Party or such Subsidiary.
“Assignment Agreement” means an assignment agreement in substantially the form attached hereto as Exhibit G or such other form that is acceptable to Agent and, as applicable, Borrower Representative.
“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” or similar term pursuant to Section 2.2(k). For the avoidance of doubt, “Available Tenor” with respect to Term SOFR shall mean a 1-month period.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the

implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.
“Base Rate” means a per annum rate of interest equal to the greater of (a) the Floor and (b) a per annum rate of interest equal to the rate of interest announced, from time to time, within Wells Fargo Bank, National Association (“Wells Fargo”) at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.
“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.
“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.2(k).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Financing Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent and the Borrower Representative giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.2(k) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.2(k).

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar sanctions list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law, or (f) any Person resident in, organized under the laws of or incorporated in a Sanctioned Country.
“Borrower” and “Borrowers” has the meaning set forth in the introductory paragraph hereto.
“Borrower Representative” means Novavax, in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent.
“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC and New York City are authorized by Law to close; provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day.
“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease or finance lease on the balance sheet of such Person.
“Cash Equivalents” means, as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; and (f) other Investments in accordance with Novavax’s investment policy disclosed to Agent prior to, and as in effect on, the Closing Date, or as amended with the consent of Agent in its reasonable discretion.

“Cash Milestone Payments” means milestone payments (excluding royalties and other sales‑based payments and excluding non‑cash consideration) received in cash by any Credit Party pursuant to any licensing, collaboration or similar commercial agreement.
“Casualty Event” shall mean any casualty or other insured physical damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Credit Party.
“CEPI” means the Coalition for Epidemic Preparedness Innovations.
“CEPI Funding Agreement” means the grant, award, funding, advance purchase, reimbursement, forgivable loan or similar agreement between any Credit Party (or any Subsidiary) and CEPI that is in effect as of the date hereof, together with all amendments, restatements, supplements, statements of work, work packages, budgets, annexes and other related program documents thereto, in each case as amended, restated, supplemented or otherwise modified from time to time.
“CEPI Restricted Cash Account” means, for so long as required pursuant to the terms of the CEPI Funding Agreement, any segregated Deposit Account maintained by any Credit Party that (i) holds only restricted cash required to be maintained or otherwise restricted as to use pursuant to the CEPI Funding Agreement in an amount not to exceed $11,000,000 at any time, (ii) is used solely to receive, hold and disburse funds in accordance with the CEPI Funding Agreement and any related budgets or permitted‑use requirements, and (iii) does not hold any funds other than such CEPI‑restricted funds and any de minimis amounts incidental to account maintenance.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.
“Change in Control” means any of the following events or series of events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty-nine percent (49%) of the combined voting power of all voting stock of Novavax on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Novavax cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) any Credit Party ceases to own, directly or indirectly, 100% of the capital stock of any of its Subsidiaries (with the exception of any Subsidiaries permitted to be dissolved, merged or otherwise disposed of to the extent otherwise permitted by this Agreement); or (d) the occurrence of a “Change of Control”, “Fundamental Change”, “Change in Control”, “Deemed Liquidation Event” or terms of similar import under any document or instrument governing or relating to Debt of or Equity Interests of such Person. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934.
“Closing Date” means the date of this Agreement.
“Closing Date Settlement Agreements” means, collectively, (a) that certain Settlement Agreement and General Release, dated as of August 8, 2023, by and among Novavax and SK bioscience Co., Ltd. (the “SK Bio Settlement Agreement”), (b) that certain Termination and Settlement Agreement, dated as of November 1, 2024, by and among Novavax and The Secretary of State for Health and Social Care (acting through the UK Health Security Agency) (the “UK Settlement Agreement”), and (c) that certain Termination and Settlement Agreement, dated as of February 16, 2024, by and among Novavax and Gavi Alliance (the “Gavi Settlement Agreement”).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Collateral” means all property, other than Excluded Property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.
“Commitment Annex” means Annex A to this Agreement.
“Competitor” means, at any time of determination, any Person engaged in the same or substantially the same line of business as Borrower and the other Credit Parties.
“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including (a) changes to the definition of “Base Rate”, “Business Day”, “Interest Period”, “Reference Time” or other definitions, (b) the addition of concepts such as “interest period”, (c) changes to timing and/or frequency of determining rates, making interest payments, giving borrowing requests, prepayment, conversion or continuation notices, or length of lookback periods, (d) the applicability of Section 2.8 (Taxes; Capital Adequacy; Increased Costs; Inability to Determine Rates; Illegality) and (e) other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Financing Documents).
“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of Novavax (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.
“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with the Credit Parties, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA and, solely for purposes of Section 412 and 436 of the Code, Section 414(m) or (o) of the Code.
“Convertible Note Documents” means (a) the 2027 Convertible Note Documents and (b) the 2031 Convertible Note Documents, and, in each case, each other promissory note, note purchase agreement, indenture and other material documents evidencing or relating thereto.
“Convertible Note Hedge Transactions” means any call or capped call option(s) on the Equity Interests of Novavax purchased by a Credit Party from one or more financial institutions that are internationally recognized derivatives dealers (or Affiliates thereof), (the “Hedge Provider”) in connection with the issuance of any Permitted Convertible Debt with respect to Novavax’s common stock, entered into in connection with, and for the purpose of reducing potential dilution in, or offsetting any cash payments required to be made upon conversion of, any Permitted Convertible Debt and with a strike or exercise price (howsoever defined) initially equal to the effective conversion price of such Permitted Convertible Debt; provided that (w) the initial number of shares subject to such call option shall not exceed the number of shares initially underlying the applicable Permitted Convertible Debt and, (x) the purchase price for such Convertible Note Hedge Transaction, less the Net Cash Proceeds received by the Credit Parties from the sale of any related Warrant Transaction, does not exceed the Net Cash Proceeds received by the Credit Parties from the sale of such Permitted Convertible Debt issued in connection with the Convertible Note Hedge Transaction (y) such call option or capped call option is entered into between the applicable Credit Party and the Hedge Provider under an ISDA Master Agreement (which may be deemed to be entered into) and there shall be no Credit Support Annex, Credit Support Documentation, Credit Support Provider, security, guaranty or other credit support with respect thereto, in each case provided by any Credit Party or any Subsidiary thereof and (z) immediately before and after giving pro forma effect to the purchase of such call option, no Default or Event of Default shall have occurred and be continuing hereunder.
“Convertible Note Hedge/Warrant Documents” means, collectively, the confirmations and any related ISDA Master Agreement (which may be deemed to be entered into and shall not include any credit support annex, collateral, security interest or guarantee) and/or other agreements entered into in connection with any Convertible Note Hedge Transactions and Warrant Transactions, including any related unwind, early termination, amendment or replacement thereof.
“Correction” means repair, modification, adjustment, relabeling, destruction or inspection (including patient monitoring) of a Product without its physical removal to some other location.
“CPL Biologicals Private Limited” means CPL Biologicals Private Limited, a private limited company organized under the laws of India.
“Collateral Assignment Agreement” means that certain Collateral Assignment Agreement, dated as of the Closing Date, among Agent, Borrower and certain Restricted Foreign Subsidiaries, pursuant to which the Intercompany Matrix-M Adjuvant License Agreement and certain other intercompany agreement are collateral assigned for the benefit of Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Credit Card Cash Collateral Account” means, collectively, each segregated Deposit Account from time to time identified to Agent in writing established by Borrower for the sole purpose of securing Borrower’s obligations under clause (n) of the definition Permitted Debt and containing only such cash or Cash Equivalents that have been required to be pledged to secure such obligations of Borrower; provided, that the aggregate amount of cash or Cash Equivalents deposited in all such Credit Card Cash Collateral Account(s) does not, at any time, exceed an amount equal to the aggregate amount of Debt permitted to be incurred pursuant to clause (n) of the definition of Permitted Debt at such time.
“Credit Party” means each Borrower and each Guarantor; and “Credit Parties” means all such Persons, collectively; provided, however, that, for the avoidance of doubt, in no event shall any Restricted Foreign Subsidiary be deemed to be or otherwise required to be a “Credit Party” for purposes of this Agreement or the other Financing Documents unless and until, in the case of any Restricted Foreign Subsidiary, such Person becomes a Credit Party pursuant to the provisions of Section 4.11(e).
“Credit Party Unrestricted Cash” means unrestricted cash and Cash Equivalents of the Credit Parties that (a) are held in the name of a Credit Party in a Deposit Account or Securities Account located in the United States that is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in favor of Agent and are subject to Agent’s first priority perfected security interest, (b) is not subject to any other Lien (other than Permitted Liens), and (c) are not funds for the payment of a drawn or committed but unpaid draft, ACH or EFT transaction.
“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except (A) trade accounts payable arising in the Ordinary Course of Business other than Overdue Trade Payables (B) intercompany accounts payable arising from the Transfer Pricing Agreements (including intercompany Matrix-M Adjuvant sales), the Terminated Transfer Pricing Agreements or the Intercompany Matrix-M Adjuvant License Agreement, in each case in the Ordinary Course of Business, (d) all Capital Leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all Disqualified Equity Interests, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; provided that “earnouts” and other similar payment obligations shall only constitute Debt to the extent required to be reflected on the balance sheet of such Person as a liability in accordance with GAAP or the earnout is otherwise past due and remains unpaid, (i) all Debt of others Guaranteed by such Person, and (j) all monetary obligations under any synthetic lease, tax ownership/operating lease, or similar financing. Without duplication of any of the foregoing, Debt of Credit Parties shall include any and all Loans.
“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulted Lender” means, (i) so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document, (ii) any Lender that has notified the Credit Parties or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (iii) any Lender that has, or has a direct or indirect parent company that has, (a) become the subject of any proceeding under the Bankruptcy Code or any other insolvency, debtor relief or debt adjustment or similar law (whether state, provincial, territorial, federal or foreign), (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (c) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulted Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulted Lender under any one or more of clauses (i) through (iii) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulted Lender upon delivery of written notice of such determination to Agent and each Lender.
“Defined Period” means for any given calendar month or date of determination, the immediately preceding twelve (12) month period ending on the last day of such calendar month or if such date of determination is not the last day of a calendar month, the twelve (12) month period immediately preceding any such date of determination.
“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Credit Party.
“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any applicable Credit Party and each financial institution in which such Credit Party maintains a Deposit Account (which is not an Excluded Account), which agreement provides that, upon receipt of a “notice of control” (or similar notice) from Agent, such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Credit Party.
“Disease Area” means, with respect to any Permitted License, a specific therapeutic area (including, without limitation, a particular disease, condition, syndrome, or disorder, or a defined group of related diseases, conditions, syndromes, or disorders).
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest in such Person that, within less than 91 days after the Termination Date, either by its terms (or by the terms of any security or any other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Permitted Debt or other Equity Interests in such Person or of Novavax that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full of the Loans and all other Obligations), (b) is redeemable at the option of the holder thereof, in whole or in part (other than solely for Permitted Debt or other Equity Interests in such Person or of Novavax that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Debt (other than Permitted Debt) or any other Equity Interest that would constitute Disqualified Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrowers or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrowers or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Distribution” means as to any Person (a) any dividend or other distribution or payment (whether in cash, securities or other property) on, or in respect of, any Equity Interest in such Person (except those payable solely in its Equity Interests other than Disqualified Equity Interests), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interests in such Person or any claim respecting the purchase or sale of any Equity Interest in such Person, or (ii) any option, warrant or other right to acquire any Equity Interests in such Person, (c) any management fees, salaries or other similar fees or like compensation to any Person holding an Equity Interest in a Credit Party or a Subsidiary of a Credit Party (other than (i) payments of salaries to individuals, (ii) directors fees, (iii) advances and reimbursements to employees or directors and (iv) fees as compensation for bona fide services (such as administrative services) pursuant to arms’ length commercial contracts unrelated to an Equity Interests, all in the Ordinary Course of Business), an Affiliate of a Credit Party or an Affiliate of any Subsidiary of a Credit Party, (d) any lease or rental payments to an Affiliate or Subsidiary of a Credit Party, or (e) repayments of or debt service on loans or other indebtedness (other than conversion to Equity Interests other than Disqualified Equity Interests) held by an Affiliate of any Credit Party unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness. For the avoidance of doubt, the grant, issuance, vesting, exercise, settlement, forfeiture or cancellation of any Stock Award, and the issuance or delivery of Equity Interests in respect thereof, shall not constitute a “Distribution” so long as no cash payments are made by a Credit Party or Subsidiary thereof in respect thereof.
“Document” means “document”, as defined in Article 9 of the UCC.

“Dollars” or “$” means the lawful currency of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, (x) so long as no Event of Default has occurred and is continuing, “Eligible Assignee” shall not include (A) any Credit Party or any of a Credit Party’s Subsidiaries, (B) any hedge fund or private equity fund (other than any Affiliate of a Lender) that is generally known primarily as a distressed debt or vulture fund, or (C) any Competitor, and (y) no proposed assignee intending to assume any unfunded portion of the Term Loan Commitments shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Term Loan Commitments, or has been approved as an Eligible Assignee by Agent.
“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Credit Party and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.
“Equipment” means “equipment” as defined in Article 9 of the UCC.
“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital

(including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Credit Party or any Subsidiary maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Credit Party or any Subsidiary has any liability, including on account of any member of the Controlled Group, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Erroneous Payment” has the meaning specified therefor in Section 13.20.
“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 13.20.
“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 13.20.
“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 13.20.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning set forth in Section 10.1.
(a)    “Excluded Accounts” means (a) segregated Deposit Accounts into which there is deposited no funds other than those intended solely to cover wages and payroll for employees of a Credit Party for the following four (4) payroll cycles following the date of determination (and related contributions to be made on behalf of such employees to health and benefit plans) plus balances for outstanding checks for wages and payroll from prior periods, (b) segregated Deposit Accounts constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees, (c) segregated Deposit Accounts constituting trust, fiduciary and escrow accounts in which there is not maintained at any point in time funds on deposit greater than $500,000 in the aggregate for all such accounts, (d) segregated Deposit Accounts or Securities Accounts holding cash or Cash Equivalents described in clauses (o), (p) and (q) of the definition Permitted Liens (and subject to the caps set forth therein), (e) any CEPI Restricted Cash Account subject to the cap set forth in such definition, (f) Deposit Accounts that are zero-balance disbursement accounts and (g) any other deposit or securities account with aggregate cash, investment property or other amounts on deposit therein not exceeding $500,000 in the aggregate for all such accounts at any one time; provided that the accounts described in clauses (a) through (f) above shall be used solely for the purposes described in such clauses.
(b)    “Excluded Perfection Assets” means, collectively:

(a)Excluded Accounts;

(b)letter of credit rights with a value of less than $250,000 individually or $500,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement);

(c)Electronic Chattel Paper or tangible Chattel Paper, in each case, with a value of less than $250,000 individually or $500,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement);

(d)Promissory notes, or any other Instrument or Document with a value of less than $250,000 individually or $500,000 in the aggregate (other than to the extent that can be perfected by the filing of a UCC financing statement);

(e)motor vehicles, aircraft and other assets subject to certificates of title (other than to the extent a security interest thereon can be perfected by the filing of a financing statement under the UCC); and

(f)in each case to the extent owned by a Credit Party organized under the laws of the United States (or any state thereof or in Washington, D.C.), (i) Intellectual Property that does not constitute a Material Intangible Asset registered in a jurisdiction outside of the United States to the extent the granting or perfection of a security interest in such foreign registered Intellectual Property would require action outside of the United States, (ii) Inventory held outside of the United States by contract manufacturers, in transit, out for repair or otherwise maintained, in each case, in the Ordinary Course of Business, and (iii) other immaterial tangible property held outside of the United States with an aggregate fair market value less than $1,000,000 in the aggregate with respect to all such property.
(c)“Excluded Property” has the meaning specified therefor in Schedule 9.1.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of any payment to be made by or on behalf of any obligation of the Credit Parties hereunder or the Obligations or required to be withheld or deducted from a payment to Agent, such Lender or such recipient (including any interest and penalties thereon): (a) Taxes to the extent imposed on or measured by Agent’s, any Lender’s or such recipient’s net income (however denominated), branch profits Taxes, and franchise Taxes and similar Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under which Agent, such Lender or such recipient is organized, has its principal office or conducts business with respect to entering into any of the Financing Documents or taking any action thereunder or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans pursuant to a Law in effect on the date on which (i) such Lender becomes a party to this Agreement other than as a result of an assignment requested by a Credit Party under Section 2.8(i) or Section 11.17(c) or (ii) such Lender changes its lending office for funding its Loan, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Term Loan Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to Agent’s, such Lender’s or such recipient’s failure to comply with Section 2.8(c); and (d) any withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations or official interpretations thereof and any agreement entered into pursuant to the implementation of Section 1471(b)(1) of the Code, and any intergovernmental agreement between the IRS, the U.S. Government and any governmental or taxation authority under any other jurisdiction which agreement’s principal purposes deals with the implementation of such sections of the Code.
“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.
“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.
“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.
“Fee Letter” means each agreement between Agent and Borrower relating to fees payable to Agent and/or Lenders in connection with this Agreement.
“Financing Documents” means this Agreement, any Notes, the Security Documents, each Fee Letter, each subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt are subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
“Floor” means the rate per annum of interest equal to two percent (2.00%).
“Foreign Guarantor” means each Guarantor not organized under the laws of the United States, any state thereof or the District of Columbia that becomes a Credit Party upon the completion of the post-closing obligations set forth on Schedule 7.4 or pursuant to Section 4.11(e) following the Closing Date.
“Foreign Lender” has the meaning set forth in Section 2.8(c)(i).
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.
“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.
“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.
“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means each Credit Party (other than a Borrower) that has executed or delivered, or shall in the future execute or deliver, this Agreement as a Guarantor or any other Guarantee of any portion of the Obligations; provided, however, that, for the avoidance of doubt, in no event shall any Restricted Foreign Subsidiary be deemed to be or otherwise required to be a “Guarantor” for purposes of this Agreement or the other Financing Documents unless and until such Restricted Foreign Subsidiary becomes a Credit Party pursuant to the provisions of Section 4.11(e).
“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.
“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.
“Healthcare Laws” means the FDCA and any other applicable healthcare Laws relating to the testing, manufacture, marketing or sale of any Product, including any Laws pertaining to Medicare, Medicaid, TRICARE, similar state or foreign Laws, and all Laws pursuant to which Regulatory Required Permits are issued, in each case, as the same may be amended from time to time.
“Inactive Foreign Subsidiaries” means, collectively (a) Novavax Italy S.r.l., a company organized under the laws of Italy, (b) Novavax Germany GmbH, a company organized under the laws of Germany, (c) Novavax Spain ES SL, a company organized under the laws of Spain, (d) Novavax UK Limited, a company organized under the laws of England and Wales, (e) Novavax France SAS, a company organized under the laws of France and (f) Novavax CH GmbH, a company organized under the laws of Switzerland.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers or any other Credit Party under any Financing Documents and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Instrument” means “instrument”, as defined in Article 9 of the UCC.
“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.
“Intercompany Matrix-M Adjuvant License Agreement” means that certain Intellectual Property License Agreement, dated as of April 1, 2021, by and between Novavax AB and Novavax, as amended from time to time prior to the Closing Date, as the same may be extended, renewed or amended from time to time after the Closing Date in the Ordinary Course of Business and with Agent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.
“Inventory” means “inventory” as defined in Article 9 of the UCC.
“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make or otherwise consummate any

Acquisition, or (c) make, purchase or hold any advance, loan, extension of credit or capital contribution to or in, or any other investment in (including the making of investments in the form of intercompany transfer pricing and cost-plus pricing arrangements), any Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.
“IRS” has the meaning set forth in Section 2.8(c)(i).
“Joinder Requirements” has the meaning set forth in Section 4.11(d).
“L/C Cash Collateral Accounts” means, collectively, each segregated Deposit Account from time to time identified to Agent in writing established by Borrower for the sole purpose of securing Borrower’s obligations under clause (h) of the definition Permitted Contingent Obligations and containing only such cash or Cash Equivalents that have been required to be pledged to secure such obligations of Borrower; provided, that the aggregate amount of cash or Cash Equivalents deposited in all such L/C Cash Collateral Account(s) does not, at any time, exceed an amount equal to the aggregate amount of Debt permitted to be incurred pursuant to clause (h) of the definition of Permitted Contingent Obligations at such time.
“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Healthcare Laws, Environmental Laws and applicable U.S. and non-U.S. export control laws and regulations, including without limitation the Export Administration Regulations.
“Lender” means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Credit Party or any Subsidiary thereof shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.
“Loan Account” means the Term Loan Account.
“Loan(s)” means the Term Loan and each and every advance under the Term Loan, or any combination of the foregoing, as the context may require. All references herein to the “making” of a Loan or words of similar import mean the making of any advance in respect of a Term Loan.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

“Market Capitalization” means , as of any date of determination, an amount equal to (a) the average of the daily volume weighted average price of Novavax’s common stock as reported for each of the five (5) trading days preceding such date of determination (it being understood that a “trading day” shall mean a day on which shares of Novavax’s common stock trade on the NASDAQ (or, if the primary listing of such common stock is on the New York Stock Exchange, on the New York Stock Exchange) in an ordinary trading session) multiplied by (b) the total number of issued and outstanding shares of Novavax’s common stock that are issued and outstanding on the date of the determination and listed on the NASDAQ (or the New York Stock Exchange, as applicable), subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.
“Market Withdrawal” means a Person’s Removal or Correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation, e.g., normal stock rotation practices, routine equipment adjustments and repairs.
“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Credit Parties taken as a whole, (b) the rights and remedies of Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (c) the legality, validity or enforceability of any Financing Document, (d) the existence, perfection or priority of any security interest granted to the Agent or the Lenders in any Financing Document, except solely as a result of any action or inaction of Agent or any Lender (provided that such action or inaction is not caused by a Credit Party’s failure to comply with the terms of the Financing Documents), or (e) a material impairment of the prospect of repayment of any portion of the Obligations.
“Material Contracts” means (a) the Sanofi Agreements, (b) the Convertible Note Documents and (c) any other agreement or contract to which a Credit Party is a party the termination of which could reasonably be expected to result in a Material Adverse Effect.
“Material Intangible Assets” means all of (a) Intellectual Property owned by the Credit Parties or their Subsidiaries and (b) in-bound license or sublicense agreements or other agreements with respect to rights in Intellectual Property not owned by a Credit Party or a Subsidiary thereof (other than over-the-counter software, software that is commercially available to the public, open source licenses and enabling licenses in the Ordinary Course of Business), in each case, that are material to the financial condition, business or operations of the Credit Parties and their Subsidiaries (taken as a whole).
“Material Real Property” means any real property that is owned in fee by any Credit Party with a fair market value (as reasonably determined by Agent) in excess of $1,000,000 individually or in the aggregate together with all other real property that is owned by the Credit Parties.”
“Matrix-M Adjuvant” means Novavax’s proprietary saponin‑based adjuvant technology known as Matrix‑M, including intermediates, components, formulations, know‑how, data, and improvements.

“Matrix-M Adjuvant License” means any outbound license, sublicense, supply, collaboration, technology transfer or similar arrangement pursuant to which any Person is licensed or otherwise authorized to research, develop, manufacture, use, commercialize, or otherwise exploit products or programs incorporating Matrix‑M Adjuvant (including, for the avoidance of doubt, in combination with third‑party antigens or vaccine products), whether exclusive (including field‑of‑use exclusivity) or non‑exclusive.
“Maturity Date” means March 1, 2031.
“Maximum Lawful Rate” has the meaning set forth in Section 2.7.
“MCF” means MidCap Financial Trust, a Delaware statutory trust, and its successors and assigns.
“MidCap Refinancing” means any transaction or series of related transactions pursuant to which all or any portion of the Obligations are repaid, prepaid, redeemed, refinanced, replaced, extended, renewed, restructured, restated, refunded or otherwise satisfied, in whole or in part, substantially concurrently with the incurrence of Debt or other obligations under credit facilities, debt securities or other financing arrangements provided, arranged, administered or held, in whole or in part, by MCF or any Affiliate of MCF, including, without limitation, (a) any new term loan or revolving credit facility, (b) any amendment, restatement, extension, renewal, increase or replacement of any Loan Document that effects such refinancing or replacement, (c) any exchange, tender or similar offer, and (d) any cashless roll, deemed prepayment, conversion or exchange pursuant to which loans and/or commitments under this Agreement are continued as, or exchanged for, loans and/or commitments under such replacement or refinanced financing; provided that in all cases the Net Cash Proceeds (if any) of such financing are applied substantially concurrently to repay in full the portion of the Obligations so refinanced, replaced or otherwise satisfied.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Credit Party or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.
“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any Credit Party or any of its Subsidiaries in connection with any Casualty Event, Asset Disposition or incurrence of Debt, net of (a) reasonable and customary out-of-pocket direct costs, fees and expenses incurred or estimated costs, fees and expenses for which reserves are maintained, in connection therewith (including legal, accounting, consulting and investment banking fees and expenses, sales commissions and underwriting discounts); (b) amounts held in escrow to be applied as part of the purchase price for any assets, as applicable; (c) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds; and (d) the amount required to retire any Debt secured by a Permitted Lien on the related property. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents (x) received upon the disposition of any non-cash consideration received by any Credit Party or any of its Subsidiaries in connection with any Casualty Event, any Asset Disposition or incurrence of Debt or (y) released from escrow to a Credit Party or any of their Subsidiaries.

“Non-Funding Lender” has the meaning set forth in Section 11.18.
“Notes” has the meaning set forth in Section 2.3.
“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.
“Obligations” means all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary, the ordinary course of business of such Credit Party or Subsidiary and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.
“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, articles of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating agreement, joint venture agreement, limited liability company agreement or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other Equity Interests of such Person.
“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Agent or any Lender and the jurisdiction imposing such Tax (other than connections arising from Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loans or any Financing Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.8(i)).
“Overdue Trade Payables” means all trade payables that are not paid within 150 days of the due date therefor.

“Participant” has the meaning set forth in Section 11.17.
“Participant Register” has the meaning set forth in Section 11.17(a)(iii).
“Payment Account” means the Term Loan Payment Account.
“Payment Recipient” has the meaning set forth in Section 13.20.
“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.
“Perfection Certificate” means the Perfection Certificate delivered to Agent as of the Closing Date, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Permit” means all licenses, certificates, accreditations, product clearances or approvals, supplier numbers, marketing authorizations, drug or device authorizations and approvals, other authorizations, franchises, qualifications, accreditations, registrations, permits, consents and approvals of a Credit Party issued or required under Laws applicable to the business of the Credit Parties or any of their Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of the Credit Parties or any of their Subsidiaries. Without limiting the generality of the foregoing, “Permit” includes any Regulatory Required Permit.
“Permitted Acquisition” means any Acquisition by a Credit Party, in each case, to the extent that each of the following conditions shall have been satisfied:
(a)solely in the case of an Acquisition for cash consideration in excess of $10,000,000, the Borrower Representative shall have delivered to Agent at least five (5) Business Days (or such shorter period as may be agreed by Agent) prior to the closing of the proposed Acquisition: (i) a description of the proposed Acquisition; (ii) to the extent available, due diligence summary materials (including, to the extent available, a quality of earnings report); and (iii) copies of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (or substantially final drafts thereof), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, subject, in each case, to applicable confidentiality obligations (with any reasonably necessary redactions);
(b)the Credit Parties (including any new Subsidiary to the extent required by Section 4.11) shall execute and deliver the agreements, instruments and other documents to the extent required by Section 4.11 hereof, including such agreements, instruments and other documents necessary to ensure that Agent receives a first priority perfected Lien (subject to Permitted Liens) in all entities and assets acquired in connection with the Acquisition to the extent required by this Agreement;

(c)at the time of such Acquisition and after giving effect thereto, no Event of Default has occurred and is continuing;
(d)the Acquisition would not result in a Change in Control and each Borrower remains a surviving legal entity after such Acquisition;
(e)with respect to any Acquisition involving an in-license to a Credit Party, all such in-licenses or agreements related thereto shall constitute “Collateral” to the extent permitted by applicable Law and the terms of such in-license (including customary anti-assignment provisions) and Agent shall have customary rights, to the maximum extent permitted by applicable Law and contract, with respect to rights to payment and proceeds thereunder in accordance with Agent’s rights and remedies under this Agreement and the other Financing Documents; provided that Credit Parties shall use commercially reasonable efforts to ensure that such in-license constitutes Collateral and shall not, in any event, include anti-assignment provisions or other contractual provisions intended for the specific purpose of causing such in-license to constitute Excluded Property;
(f)all transactions in connection with such Acquisition shall be consummated in all material respects in accordance with applicable Laws;
(g)the assets acquired in such Acquisition are for use in the same, similar, related or complementary lines of business as the Credit Parties are currently engaged or a similar, related or complementary line of business reasonably related, ancillary or supplemental thereto or incidental thereto or reasonably expansive thereof;
(h)if required, such Acquisition shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such Acquisition;
(i)no Debt or Liens are assumed or created (other than Permitted Liens and Permitted Debt) in connection with such Acquisition;
(j)solely in the case of an Acquisition for cash consideration in excess of $10,000,000, Agent shall have received a certificate of a Responsible Officer of the Borrower Representative demonstrating, on a pro forma basis after giving effect to the consummation of such Acquisition, that Credit Parties are in compliance with the financial covenants set forth in Article 6 hereof;
(k)unless Agent shall otherwise consent in writing (in its sole discretion), (x) if the Acquisition is an equity purchase or merger, the target and its Subsidiaries must have as their jurisdiction of formation a state within the United States or the District of Columbia, and (y) if the Acquisition is an asset purchase, not less than 80% of the fair market value of all of the assets so acquired shall be located within (or in the case of Registered Intellectual Property, registered in) the United States;
(l)the consideration payable by the Credit Parties and their Subsidiaries in connection with such Acquisition shall consist solely of (x) noncash Equity Interests (other than Disqualified Equity Interest) in Novavax, and/or (y) cash and Cash Equivalents not to exceed in the aggregate the cap set forth in clause (m) below, and/or (z) contingent consideration (including earn‑outs, royalties and milestone payments) and the assumption of ordinary‑course liabilities, in each case, to the extent permitted by this Agreement (including, as applicable, as Permitted Debt or Permitted Contingent Obligations);
(m)the sum of all cash amounts (including Cash Equivalents) paid or payable in connection with all Permitted Acquisitions (including all Debt, liabilities and Contingent Obligations (in each case to the extent otherwise permitted hereunder) incurred or assumed and the maximum amount of any royalties, earn-outs or comparable payment obligation in connection therewith, regardless of when due or payable and whether or not reflected on a consolidated balance sheet of Borrowers) (all such consideration, the “Acquisition Consideration”) shall not exceed $50,000,000 in the aggregate during any fiscal year; provided, that such annual cap shall be increased by following, in each case without duplication and to the extent actually received in the 18-month period prior to the consummation of such Acquisition (i) the Net Cash Proceeds received by the Credit Parties from the issuance of Equity Interests, (ii) the aggregate Net Cash Proceeds from the issuance of Permitted Convertible Debt (net of the amount of any Permitted Convertible Debt refinanced in connection with such issuance), and (iii) the Net Cash Proceeds of Cash Milestone Payments received by any Credit Party; and
(n)prior to consummation of any Acquisition that would rely on any increase in the cap pursuant to subclauses (i)–(iii) above, Borrower Representative shall deliver to Agent a certificate from a Responsible Officer with a good‑faith, reasonable forecast demonstrating, to Agent’s reasonable satisfaction, pro forma compliance with Section 6.1 and Section 6.2 for the twelve (12) months following such Acquisition; and provided that for purposes of calculating ‘Acquisition Consideration’, sales‑based royalties that are payable solely from future net sales and do not include fixed minimum payments shall be excluded.
“Permitted Asset Dispositions” means the following Asset Dispositions:
(a)dispositions of Inventory in the Ordinary Course of Business and not pursuant to any bulk sale;
(b)dispositions of furniture, fixtures and equipment (including lab equipment) in the Ordinary Course of Business that the applicable Credit Party or Subsidiary determines in good faith is obsolete, unmerchantable, or otherwise unsalable or no longer used or useful in the business of such Credit Party and its Subsidiaries;
(c)expiration, forfeiture, invalidation, cancellation, abandonment or lapse (including, without limitation, the narrowing of claims) of Intellectual Property (other than Material Intangible Assets) that is, in the reasonable good faith judgment of a Credit Party, no longer useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;
(d)Permitted Licenses;
(e)dispositions consisting of the use or payment of cash or Cash Equivalents in a manner that is not otherwise prohibited by the terms of this Agreement or the other Financing Documents;
(f)(i) Asset Dispositions from a Credit Party to any other Credit Party (other than a Foreign Guarantor), (ii) Asset Dispositions from a Foreign Guarantor to another Foreign Guarantor, (iii) Asset Dispositions from any Restricted Foreign Subsidiaries to any Credit Party, (iv) Asset Dispositions from any Restricted Foreign Subsidiary to another Restricted Foreign Subsidiary;

(g)sales, forgiveness or discounting, on a non-recourse basis and in the Ordinary Course of Business, of past due Accounts in connection with the settlement of delinquent Accounts or in connection with the bankruptcy or reorganization of suppliers or customers in accordance with the applicable terms of this Agreement;
(h)to the extent constituting an Asset Disposition, the granting of Permitted Liens and the making of Permitted Investments;
(i)(i) any termination of any lease, sublease, license or sub-license (other than any licenses constituting Material Contracts or Material Intangible Assets) in the Ordinary Course of Business (and any related Asset Disposition of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property, and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the Ordinary Course of Business;
(j)dispositions of tangible personal property (and not, for the avoidance of doubt, any Intellectual Property or Equity Interests) so long as (i) the assets subject to such Asset Dispositions are sold for fair value, as determined by the Borrowers in good faith, (ii) at least 75% of the consideration therefor is cash or Cash Equivalents, (iii) the aggregate amount of such Asset Dispositions in any twelve (12) month period does not exceed $1,000,000, and (iv) no Event of Default has occurred and is continuing or would result from the making of such disposition;
(k)the sale, contribution, assignment, conveyance or other transfer (including by way of true sale) of any Royalty Financing Assets, or the granting of any license, interest or other right to receive or collect Royalty Financing Assets, in each case, in connection with a Royalty Financing, so long as no Event of Default exists or would result therefrom; provided, that (i) no such Royalty Financing shall involve any royalties, Accounts, Intellectual Property or any other assets that are the subject of any Existing Royalty Agreement or that otherwise do not constitute Royalty Financing Collateral, and (ii) only Royalty Financing Assets that are subject to the applicable Royalty Financing may be sold, contributed, assigned, conveyed or other transferred pursuant this clause (k);
(l)the sale, transfer or other disposition of Equity Interests of CPL Biologicals Private Limited to a third party on arm’s length, commercially reasonable terms, as determined by Novavax’s Board of Directors or any committee appointed thereby;
(m)dispositions consisting of the sale or issuance of any Equity Interests of Novavax (other than Disqualified Equity Interests, but including any Permitted Convertible Debt) not otherwise prohibited by this Agreement and the other Financing Documents;
(n)entry into and any early unwind, settlement or termination of any Convertible Note Hedge Transaction or Warrant Transaction; and
(o)the assignment of the lease, on or prior to June 30, 2026, with respect to the Borrower’s Gaithersburg, MD headquarters facility located at 700 Quince Orchard Road, Gaithersburg, MD 20878 and the sales of related land, equipment and other related assets to a third party to a third party on arm’s length, commercially reasonable terms, as determined by Novavax’s Board of Directors or any committee appointed thereby and consistent with the terms provided by Borrower Representative to Agent prior to the Closing Date.
“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Credit Party or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Credit Parties’ and their Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Credit Parties or their Subsidiaries; and (d) upon a final determination of such contest, Credit Parties and their Subsidiaries shall promptly comply with the requirements thereof.
“Permitted Contingent Obligations” means
(a)Contingent Obligations arising in respect of the Debt under the Financing Documents;
(b)Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;
(c)Contingent Obligations outstanding on the Closing Date and set forth on Schedule 5.1 and Permitted Refinancings thereof ;
(d)Contingent Obligations with respect to attachments, judgements, stay or appeal bonds and other similar bonds, surety and appeal bonds, performance bonds and other similar obligations not to exceed, with respect to all obligations permitted pursuant to this clause (d), $500,000 in the aggregate at any time outstanding;
(e)Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;
(f)Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6 or in connection with any other commercial agreement entered into by a Credit Party or a Subsidiary thereof in the Ordinary Course of Business;
(g)so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by a Credit Party or a Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;
(h)Contingent Obligations existing or arising in connection with any letter of credit for the primary purpose of securing a lease of real property in the Ordinary Course of Business,

provided that the aggregate amount of all such letter of credit reimbursement obligations, when combined with the aggregate amount of all Debt incurred pursuant to clause (n) of the definition of Permitted Debt, does not at any time exceed $5,000,000 outstanding;
(i)Contingent Obligations arising under guarantees by a Credit Party of Debt or other obligations, which Debt or other obligations are otherwise permitted hereunder; provided, however, that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(j)Contingent Obligations with respect to take-or-pay or similar payments arising under commercial agreements in the Ordinary Course of Business; and

(k)other Contingent Obligations not permitted by clauses (a) through (j) above, not to exceed $1,000,000 in the aggregate at any time outstanding.
“Permitted Convert Payments” has the meaning set forth in Section 5.5(d).
    “Permitted Convertible Debt” means (a) the 2027 Convertible Notes, (b) the 2031 Convertible Notes, and (c) any Permitted Refinancing of the 2027 Convertible Notes or the 2031 Convertible Notes or any additional senior unsecured convertible debt securities issued by a Credit Party (any Debt issued pursuant to this clause (c), “Supplemental Convertible Debt”), in each case of this clause (c), that complies with the following requirements: (i) such Debt is convertible into Equity Interests of Novavax and cash in lieu of fractional shares (or other securities following a merger event or other change of the common stock of Novavax), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); (ii) the obligations of all Persons (including all Credit Parties) in respect of such Debt (and any guarantee thereof) are fully unsecured; (iii) such Debt does not have a stated maturity prior to the date that is six (6) months following the Maturity Date; (iv) such Debt has no scheduled amortization or principal payments and does not require any mandatory redemptions or payments of principal prior to the date that is six (6) months following the Maturity Date other than customary payments upon a change of control or fundamental change event (it being understood that conversion of any such Debt shall not be considered a redemption or payment); (v) no Subsidiary that is not a Credit Party shall guarantee the obligations under such Debt, (vi) the terms, conditions, fees, covenants, and settlement mechanics (if applicable) of such notes shall be such as are typical and customary for Debt of such type (as determined by the Borrower Representative in good faith), (vii) immediately before and after giving pro forma effect to the incurrence of such Debt and any concurrent use of proceeds thereof, no Event of Default shall have occurred and be continuing, and (viii) the aggregate outstanding principal amount of all Permitted Convertible Debt shall not exceed the greater of (A) $750,000,000 and (B) 30% of Novavax’s Market Capitalization, in each case, determined at the time of issuance of any new Permitted Convertible Debt (inclusive of the then-outstanding 2027 Convertible Notes and the 2031 Convertible Notes).
“Permitted Debt” means:
(a)Credit Parties’ Debt to Agent and each Lender under this Agreement and the other Financing Documents;
(b)Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(c)purchase money Debt and Capital Leases not to exceed $500,000 in the aggregate at any time (whether in the form of a loan or a lease) used solely to finance the acquisitions, construction, repair, replacement, lease or improvement of fixed or capital assets and secured only by such assets (and the proceeds thereof) and any Permitted Refinancing thereof;
(d)Debt existing on the date of this Agreement and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than any Permitted Refinancing thereof);
(e)so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or a Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;
(f)Debt owed to any Person providing property, casualty, liability, or other insurance to the Credit Parties, including to finance insurance premiums, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Debt is incurred and such Debt is outstanding only during such policy year;
(g)Debt consisting of unsecured intercompany loans and advances incurred by (1) any Credit Party (other than a Foreign Guarantor) owing to any other Credit Party, (2) any Credit Party owing to any Restricted Foreign Subsidiary, (3) any Foreign Guarantor owing to any Credit Party (other than a Foreign Guarantor) so long as such Debt constitutes a Permitted Investment of the applicable Credit Party pursuant to clause (j) of the definition of Permitted Investment, (4) any Foreign Guarantor owing to any other Foreign Guarantor, (5) any Restricted Foreign Subsidiary owing to any other Restricted Foreign Subsidiary, or (6) any Restricted Foreign Subsidiary owing to any Credit Party so long as such Debt constitutes a Permitted Investment of the applicable Credit Party pursuant to clause (i) of the definition of Permitted Investments and, in each case; provided that any such Debt owed by a Credit Party shall, at the request of Agent, be subordinated to the payment in full of the Obligations pursuant to documentation in form and substance reasonably satisfactory to Agent;

(h)Subordinated Debt;
(i)to the extent also constituting Debt (without duplication), Permitted Contingent Obligations;
(j)Debt in respect of netting services, overdraft protections and other like services, in each case incurred in the Ordinary Course of Business;
(k)(i) Permitted Convertible Debt and (ii) to the extent constituting Debt, obligations arising under Convertible Note Hedge Transactions and Warrant Transactions; provided, that such obligations are unsecured, entered into with counterparties and pursuant to documentation meeting the requirements of the definitions thereof;

(l)Debt constituting a Royalty Financing;
(m)to the extent also constituting Debt, amounts due and owing pursuant to the Closing Date Settlement Agreements and unsecured amounts due and owing pursuant to any other settlement agreements entered into from time to time;
(n)Debt, in an aggregate amount not to exceed, when combined with the all Contingent Obligations existing or arising pursuant to clause (h) of the definition of Contingent Obligations, $5,000,000 at any time outstanding, in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management or merchant services, in each case, incurred in the Ordinary Course of Business; provided that, to the extent such Debt is secured, it is secured solely by cash collateral held in a Credit Card Cash Collateral Account; and
(o)other unsecured Debt not to exceed $1,000,000 in the aggregate at any time outstanding.
“Permitted Derivative Payment” means (a) the payment of the purchase price of any Convertible Note Hedge Transaction or (b) the settlement, unwind or termination of all or any portion of any Warrant Transaction by (i) cashless set-off against the concurrent settlement, unwind or other termination of all or any portion of any related Convertible Note Hedge Transaction or (ii) delivery of common stock.
“Permitted Distributions” means the following Distributions:
(a)Distributions by any Subsidiary of a Credit Party to a Credit Party, or by any non-Credit Party Subsidiary to another non-Credit Party Subsidiary;
(b)dividends payable solely in Equity Interests (other than Disqualified Equity Interests) so long as such dividends do not result in a Change in Control;
(c)repurchases of stock of current or former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist immediately after giving effect to such repurchase, provided, however, that such repurchases do not exceed $1,000,000 in the aggregate per fiscal year;
(d)distributions of Equity Interests (other than Disqualified Equity Interests) upon the conversion or exchange of Equity Interests (including options and warrants) or Subordinated Debt; and repurchases of Equity Interests in connection with the exercise of warrants, stock options or stock appreciation rights by way of cashless exercises; provided that no cash or Cash Equivalents are paid or otherwise transferred by Credit Parties in connection therewith;

(e)Permitted Derivative Payments and Permitted Convert Payments;

(f)cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock, or in connection with dividends, share splits, reverse share splits (or any combination thereof) and other Investments permitted hereunder, in an aggregate maximum amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year; and

(g)the repurchase of Equity Interests of Novavax upon vesting of restricted stock, restricted stock units, performance shares units or similar equity incentives to satisfy Tax withholding or similar Tax obligations with respect thereto.

“Permitted Investments” means:
(a)Investments shown on Schedule 5.7 and existing on the Closing Date;
(b)to the extent constituting an Investment, the holding by a Person of cash and Cash Equivalents owned by such Person;
(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;
(d)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries (other than Restricted Foreign Subsidiaries) pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors (or other governing body) in the Ordinary Course of Business, but the aggregate of all such loans and advances outstanding pursuant to this clause (d) may not exceed $500,000 at any time;
(e)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;
(f)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this clause (f) shall not apply to Investments of any Credit Party in any Subsidiary;
(g)Investments consisting of Deposit Accounts or Securities Accounts to the extent not otherwise prohibited pursuant to the terms of this Agreement;
(h)Investments by (1) any Credit Party in any other Credit Party (other than a Foreign Guarantor), (2) any Foreign Guarantor in any other Foreign Guarantor, (3) any Restricted Foreign Subsidiary in any other Restricted Foreign Subsidiary; and (4) any Restricted Foreign Subsidiary in any Borrower or Guarantor; provided that all obligations of the Credit Parties in connection with any Investment by a Restricted Foreign Subsidiary in any Credit Party (other than in the form of Equity Interests not constituting Disqualified Equity Interests) shall be subordinated to the Obligations pursuant to a Subordination Agreement;
(i)so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, (x) Investments of cash and Cash Equivalents by Credit Parties in a

Restricted Foreign Subsidiary or a Foreign Guarantor consisting of (A) payments made pursuant to the Transfer Pricing Agreements (including intercompany Matrix-M Adjuvant sales) or in respect of amounts owed under the Terminated Transfer Pricing Agreements or (B) payments made pursuant to the Intercompany Matrix-M Adjuvant License Agreement, in each case in the Ordinary Course of Business, and (y) other Investments of cash and Cash Equivalents by Credit Parties in a Restricted Subsidiary or a Foreign Guarantor but, with respect to this clause (y), solely to the extent that (A) the aggregate amount of such Investments (including payments in respect of intercompany Debt or in connection with intercompany transfer pricing and cost-plus pricing arrangements other than the Transfer Pricing Agreements or the Terminated Transfer Pricing Agreements) made with respect to all Restricted Foreign Subsidiaries and Foreign Guarantors does not, at any time, exceed $500,000 in any twelve (12) month period, and (B) with respect to any individual Restricted Foreign Subsidiary or Foreign Guarantor, the amount of such Investments in such Restricted Foreign Subsidiary or Foreign Guarantor at any time outstanding does not exceed the amount necessary to fund the current monthly operating expenses of such Restricted Foreign Subsidiary or Foreign Guarantor (taking into account their revenue from other sources);
(j)the granting of Permitted Licenses;
(k)Investments in prepaid expenses, utility and workers’ compensation, performance and other similar deposits, each as entered into in the Ordinary Course of Business;
(l)so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, Investments of cash or Cash Equivalents in joint ventures, provided that any such cash Investments by a Credit Party under this clause (l) do not exceed $10,000,000 in the aggregate in any fiscal year;
(m)Investments (including the sale, contribution or other transfer) of Royalty Financing Assets to a special purpose Subsidiary or counterparty substantially contemporaneously with the entering into of the applicable Royalty Financing with respect to such Royalty Financing Assets;
(n)Permitted Acquisitions;
(o)Convertible Note Hedge Transactions or Warrant Transactions; and
(p)so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, other Investments of cash and Cash Equivalents in an amount not exceeding $500,000 in the aggregate at any time outstanding.
“Permitted License” means (a) the licenses existing on the Closing Date and set forth on Schedule 3.19, (b) any further non-exclusive license or sublicense of discrete Intellectual Property rights of Credit Parties or their Subsidiaries, (c) any further exclusive license or sublicense of discrete Intellectual Property rights of Credit Parties or their Subsidiaries that is exclusive solely as to discrete geographical areas outside of the United States, and (d) any exclusive license or sublicense of discrete Intellectual Property rights of Credit Parties or their Subsidiaries that is exclusive as to the United States or on a worldwide basis, in each case that is limited to a specific Disease Area and/or is indication‑specific, so long as, in each case of clauses (b) through (d), (i) all such licenses or sublicenses are granted to third parties in the Ordinary Course of Business, (ii) all such licenses or sublicenses do not result in a legal transfer of title to the licensed property, (iii) no Event of Default has occurred and is continuing or would result from the granting of such license or sublicense and (iv) all such licenses or sublicenses have been granted in exchange for fair consideration on commercially reasonable terms; provided that, (x) with respect to any exclusive Matrix-M Adjuvant License permitted pursuant to clause (d), (A) Credit Parties shall receive an upfront net cash payment of not less than $10,000,000 and (B) prior to the granting of such exclusive Matrix-M Adjuvant License, Borrower Representative shall deliver to Agent a certificate from a Responsible Officer with a good‑faith, reasonable forecast demonstrating to Agent’s reasonable satisfaction pro forma compliance with Section 6.1 and Section 6.2 for the twelve (12) months immediately following the grant of such exclusive Matrix-M Adjuvant License, and (y) with respect to any exclusive Matrix-M Adjuvant Licenses consisting of licenses or sublicenses of Matrix-M Adjuvant as a whole or not otherwise specifically permitted pursuant to clauses (a)-(d) of this definition, Credit Parties shall have received Agent’s prior written consent.
“Permitted Liens” means:
(a)deposits or pledges of cash arising in the Ordinary Course of Business to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA or, with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Credit Party’s or its Subsidiary’s employees, if any;
(b)deposits or pledges of cash and Cash Equivalents in the Ordinary Course of Business to secure, without duplication, (i) leases and other obligations of like nature arising in the Ordinary Course of Business, (ii) Permitted Contingent Obligations described in clause (h) of the definition thereof and (iii) performance of vendors under contracts pertaining to manufacturing, clinical trials and other services, in each case in the Ordinary Course of Business;
(c)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising by operation of law in the ordinary course of business that are not overdue for a period of more than 150 days or which are being contested pursuant to a Permitted Contest (provided that nothing in this clause (c) shall be deemed to be consent or permission given by Agent or Lenders to the transfer of inventory or other property to any carrier, warehousemen, mechanic, materialmen, repairment or other like Person as security for the payment of the obligations due to such a Person or to any such Person’s Lien taking priority over the Liens granted to Agent hereunder);
(d)Liens for Taxes or other governmental charges that are (x) not at the time delinquent or are thereafter payable without penalty, (y) the subject of a Permitted Contest or (z) Excluded Sales Taxes;
(e)attachments, stay or appeal bonds, judgments and other similar Liens on Collateral for sums not exceeding $500,000 in the aggregate and arising in connection with court proceedings that do not constitute an Event of Default; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;
(f)Liens with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, impair the use or operation of the Collateral for the use currently being made thereof or impair Credit Parties’ ability to pay the Obligations in a timely manner or impair the use of the Collateral or the ordinary conduct of the business of any Credit Party or any Subsidiary and which, in the case of any real estate that is part of the Collateral, are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Agent insuring the lien of the Security Documents;
(g)Liens and encumbrances in favor of Agent under the Financing Documents;
(h)Liens existing on the date hereof and set forth on Schedule 5.2 on the Closing Date and Liens granted in a Permitted Refinancing of the obligations or liabilities secured by such Liens;
(i)any Lien on any property (including the proceeds thereof) financed by and securing Debt permitted under clause (c) of the definition of Permitted Debt; provided, however, that such Lien attaches concurrently with or within thirty (30) days after the incurrence thereof and Liens incurred in a Permitted Refinancing of such Debt secured by such Liens;
(j)to the extent constituting a Lien, the granting of a Permitted License;
(k)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into the Ordinary Course of Business;
(l)Liens on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted pursuant to clause (f) of the definition of Permitted Debt;
(m)Liens that are (i) rights of set-off, bankers’ liens or similar non-consensual Liens relating to Deposit Accounts or Securities Accounts in favor of banks, other depositary institutions and securities intermediaries solely to secure payment of fees and similar costs and expenses and arising in the Ordinary Course of Business and (ii) rights of set-off arising in the Ordinary Course of Business under collaboration, license, transition services and technology transfer agreements, so long as such rights are limited to set-off or netting solely against amounts payable to a Credit Party or a Subsidiary under such agreements;
(n)Leases or subleases of real property granted in the Ordinary Course of Business;
(o)Liens, deposits and pledges encumbering cash and Cash Equivalents with a value not to exceed five hundred thousand Dollars ($500,000) in the aggregate at any time, to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory obligations, surety, indemnity, performance or other similar bonds or other similar obligations arising in the Ordinary Course of Business;

(p)Liens solely in respect of the Credit Card Cash Collateral Accounts and amounts deposited therein to the extent securing obligations permitted pursuant to clause (m) of the definition of Permitted Debt;
(q)Liens solely in respect of the L/C Cash Collateral Accounts and amounts deposited therein to the extent securing obligations permitted pursuant to clause (h) of the definition of Permitted Contingent Obligations;
(r)Liens solely in respect of the “Secured Accounts Receivable” (as defined in the Gavi Settlement Agreement) granted by Novavax or Novavax AB pursuant to that certain Security Agreement, dated as of February 16, 2023, among Novavax, Novavax AB and Gavi Alliance for so long as any obligations remain outstanding under the Gavi Settlement Agreement;
(s)Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business; and
(t)Liens solely on the Royalty Financing Assets and Royalty Financing Collateral that are granted in favor of the provider of a Royalty Financing substantially contemporaneously with the consummation of such Royalty Financing.
“Permitted Modifications” means (a) such amendments or other modifications to a Borrower’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective, and (b) such amendments or modifications to a Borrower’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Borrower or Subsidiary or involving a reorganization of a Borrower or Subsidiary under the laws of a different jurisdiction) that would not materially and adversely affect the rights and interests of Agent or Lenders in their capacities as such, taken as a whole, and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective.
“Permitted Refinancing” means amendments, replacements, restructurings, refinancings, refundings, renewals, or extensions of all or any portion of Debt (such Debt being referred to herein as the “Original Debt”); provided, that (a) the aggregate outstanding principal amount of the Original Debt is not increased (other than (x) increases permitted under clause (ix) of the definition of Permitted Convertible Debt or (y) increases permitted pursuant to another provision of “Permitted Debt”) at the time of such refinancing, refunding, renewal or extension except by an amount equal to the existing unutilized commitments thereunder (to the extent not otherwise prohibited by this Agreement), accrued but unpaid interest thereon and a premium paid, and reasonable and customary fees and expenses incurred, in connection with such refinancing, refunding, restructuring, renewal or extension (including any fees and original issue discount incurred in respect of such resulting Debt), (b) the direct and contingent obligors of the Original Debt shall not be expanded as a result of or in connection with such refinancing, refunding, restructuring, renewal or extension (other than to the extent any such additional obligors are or will become Credit Parties simultaneously with such Persons becoming additional obligors), (c) to the extent the applicable Original Debt is subordinated in right of payment and/or in right of security to any of the Obligations, such refinancing, refunding, renewal or extension is subordinated in right of payment and/or in right of security to such Obligations on terms (taken as a whole) at least as favorable to Agent and Lenders as those contained in the documentation governing the applicable Original Debt (as determined by Agent in its reasonable discretion) or otherwise reasonably acceptable to the Agent, (d) other than with respect to Debt incurred pursuant to clause (c) of the definition of Permitted Debt, such refinancing, refunding, renewal or extension has a final maturity date and a weighted average life to maturity (measured as of the date of such refinancing, refunding, renewal or extension) equal to or later than the final maturity date and weighted average life to maturity of the applicable Original Debt, (e) (i) if the Original Debt was unsecured, such refinancing, refunding, renewal or extension shall be unsecured, (ii) if the Original Debt was secured, such refinancing, refunding, renewal or extension shall not be secured by any assets other than the assets and improvements thereon securing the applicable Original Debt and any proceeds thereof, (f) the terms of such refinancing, refunding, renewal or extension (x) are not taken as a whole, materially less favorable to the obligor thereunder than the terms of the Original Debt (other than covenant or any other provisions applicable only to periods after the Maturity Date) or (y) satisfy the requirements of the definition of Permitted Convertible Debt, and (g) other than with respect to Debt incurred pursuant to clause (c) of the definition of Permitted Debt, at the time of such refinancing, refunding, renewal or extension of such Debt, no Event of Default shall have occurred and be continuing or result therefrom.
“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.
“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, executed by certain Credit Parties in favor of Agent, for the benefit of Lenders, as amended, restated, or otherwise modified from time to time.
“Prepayment Fee” has the meaning set forth in Section 2.2(e).
“Pro Rata Share” means (a) with respect to a Lender’s obligation to make advances in respect of a Term Loan Tranche 1 and such Lender’s right to receive payments of principal, interest and fees with respect to the Term Loan Tranche 1, the Term Loan Tranche 1 Commitment Percentage of such Lender; provided that if the Term Loan Tranche 1 Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan Tranche 1 and the denominator shall be the aggregate unpaid principal amount of the Term Loan Tranche 1, (b) with respect to a Lender’s obligation to make advances in respect of a Term Loan Tranche 2 and such Lender’s right to receive payments of principal, interest and fees with respect to the Term Loan Tranche 2, the Term Loan Tranche 2 Commitment Percentage of such Lender; provided that if the Term Loan Tranche 2 Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan Tranche 2 and the denominator shall be the aggregate unpaid principal amount of the Term Loan Tranche 2, (c) with respect to a Lender’s obligation to make advances in respect of a Term Loan Tranche 3 and such Lender’s right to receive payments of principal, interest and fees with respect to the Term Loan Tranche 3, the Term Loan Tranche 3 Commitment Percentage of such Lender; provided that if the Term Loan Tranche 3 Commitments have been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan Tranche 3 and the denominator shall be the aggregate unpaid principal amount of the Term Loan Tranche 3, (d) with respect to a Lender’s obligation to make advances in respect of a Term Loan Tranche 4 and such Lender’s right to receive payments of principal, interest and fees with respect to the Term Loan Tranche 4, the Term Loan Tranche 4 Commitment Percentage of such Lender; provided that if the Term Loan Tranche 4 Commitments have been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan Tranche 4 and the denominator shall be the aggregate unpaid principal amount of the Term Loan Tranche 4, and (e) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i)  the then remaining Term Loan Commitment Amount, and the then outstanding principal advances under the Term Loan of such Lender, by (ii)  the then remaining Term Loan Commitment, and the then outstanding principal advances under the Term Loans of all Lenders.
“Proceeding” means any suit, formal charge, complaint, action or hearing, whether judicial or administrative, before any Governmental Authority or arbitrator.
“Proceeds” means “proceeds” (as defined in Article 9 of the UCC).
“Products” means, from time to time, any products that are, as of the relevant time, manufactured, sold, commercially supplied, developed, clinically tested for commercial use or marketed by any Credit Party or any of its Subsidiaries; provided, that “Products” shall not include (i) research-stage or preclinical candidates, prototypes, components, intermediates, tooling or process materials not intended for commercial sale, or (ii) products that have been discontinued or withdrawn from the market in all material jurisdictions to the extent such discontinuation or withdrawal does not otherwise constitute an Event of Default.
“Protective Advance” means all sums expended by Agent in accordance with the provisions of Section 10.4 to (a) protect the priority, validity and enforceability of any lien on, and security interests in, any Collateral and the instruments evidencing and securing the Obligations, (b) prevent the value of any Collateral from being diminished, or (c) protect any of the Collateral from being materially damaged, impaired, mismanaged or taken.
“Recall” means a Person’s Removal or Correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action, e.g., seizure.
“Reference Time” means approximately a time substantially consistent with market practice two (2) SOFR Business Days prior to the first day of each calendar month. If by 5:00 pm (New York City time) on any interest lookback day, Term SOFR in respect of such interest lookback day has not been published on the SOFR Administrator’s Website, then Term SOFR for such interest lookback day will be Term SOFR as published in respect of the first preceding SOFR Business Day for which Term SOFR was published on the SOFR Administrator’s Website; provided that such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day.
“Register” has the meaning set forth in Section 11.17(a)(iii).
“Registered Intellectual Property” means any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing.
“Regulatory Reporting Event” has the meaning set forth in Section 4.17.
“Regulatory Required Permit” means any and all licenses, approvals and permits issued by the FDA, or any other applicable Governmental Authority, necessary for (a) the testing, manufacture, marketing or sale of any Product by any applicable Credit Party or its Subsidiaries as such activities are being conducted by such Credit Party and its Subsidiaries with respect to such Product at such time, and those issued by State governments or foreign governments for the conduct of any Credit Party’s or any

Subsidiary’s business or (b) the operation by any applicable Credit Party or its subsidiaries of any manufacturing facility or other similar operation.
“Related Product” means any product sold by a third party to the extent such product is produced, manufactured or otherwise developed with the use of any Intellectual Property or related assets of any Credit Party or any Subsidiary thereof and the Credit Parties or their Subsidiaries are owed any amounts pursuant to any license, collaboration, development, manufacturing, distribution, joint venture, assignment or similar agreement in connection with the sale of such product (including any royalty, milestone or similar payments).
“Release” has the meaning set forth in Section 4.10.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Removal” means the physical removal of a Product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction, or inspection.
“Replacement Lender” has the meaning set forth in Section 11.17(c).
“Required Lenders” means at any time Lenders holding more than fifty percent (50%) the sum of the remaining Term Loan Commitments, and the then outstanding principal advances under the Term Loans (taken as a whole).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means any of the President, Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Secretary, Assistant Secretary or any other officer of the applicable Credit Party reasonably acceptable to Agent.
“Restricted Foreign Subsidiary” means (a)(i) Novavax NL B.V., a company organized under the laws of the Netherlands (“Novavax Netherlands”), until such time as it becomes a Foreign Guarantor (ii), Novavax AB, a company organized under the laws of Sweden (“Novavax Sweden”), (iii) Novavax CZ a.s., a company organized under the laws of the Czech Republic, (iv) Novavax Italy S.r.l., a company organized under the laws of Italy, (v) Novavax Germany GmbH, a company organized under the laws of Germany, (vi) Novavax Spain ES SL, a company organized under the laws of Spain, (vii) Novavax UK Limited, a company organized under the laws of England and Wales, (viii) Novavax France SAS, a company organized under the laws of France, and (ix) Novavax CH GmbH, a company organized under the laws of Switzerland, and (b) each other direct and indirect Subsidiary of Novavax formed or acquired after the Closing Date and not organized under the laws of the United States, Washington, D.C. or any state thereof; provided that no foreign Subsidiary that becomes a Credit Party pursuant to Section 4.11(e) shall be a “Restricted Foreign Subsidiary” for purposes of this Agreement or the other Financing Documents.
“Royalty Financing Assets” means, collectively, any and all rights of any Credit Party or any Subsidiary to receive or collect amounts that would constitute Royalty Revenue when and as recognized in accordance with the definition thereof (together with rights to payment relating thereto and proceeds thereof); provided, that any such rights arising under the Sanofi Agreements or the SII Agreements, or any agreement that replaces, amends or supplements any of the foregoing (collectively the “Existing Royalty Agreements”) and any Accounts or other amounts paid or payable thereunder shall not constitute “Royalty Financing Assets”.
“Royalty Financing” means any transaction or series of related transactions pursuant to which any Credit Party or any Subsidiary sells, assigns, conveys or otherwise transfers, or incurs Debt secured solely by, any Royalty Financing Assets and related Royalty Financing Collateral (which, for the avoidance of doubt, may be structured as a secured borrowing or a true sale); provided that such Royalty Financing is provided by or otherwise entered into with a third party on arms’ length terms that are commercially reasonable in nature.
“Royalty Financing Collateral” means, with respect to any Royalty Financing, the Royalty Financing Assets subject thereto and, solely to the extent relating exclusively to the foregoing, (a) segregated deposit and securities accounts to which Royalty Financing Assets are paid or deposited, together with proceeds therein, and (b) books and records solely to the extent pertaining to collection and remittance of Royalty Financing Assets. For the avoidance of doubt, in no event shall any Intellectual Property or Intellectual Property Rights or any Existing Royalty Agreements constitute Royalty Financing Assets or Royalty Financing Collateral.
“Royalty Revenue” means, for any period, the aggregate amount of royalties in respect of Related Product sales by third parties earned by, and due and payable to, any Credit Party during such period in respect of the licensing, sublicensing, collaboration, development, manufacturing, distribution, assignment, or other exploitation of Intellectual Property of the Credit Parties, in each case to the extent (a) payable in cash or cash equivalents; provided that non‑cash consideration shall be included when and to the extent converted to cash or cash equivalents during such period, (b) recognized in accordance with GAAP during such period, and (c) such royalty is subject to Agent’s first priority perfected Lien and such royalty and the agreement pursuant to which such royalty is generated have not been pledged to any Person and are not subject to any Liens (other than Liens granted pursuant to the Financing Documents and Liens arising pursuant to operation of Law). Royalty Revenue shall be calculated net of (i) sales, use, value-added, withholding and other similar Taxes collected on behalf of a Governmental Authority, (ii) customary trade, quantity and cash discounts, rebates, and credits actually allowed and taken, (iii) third-party distribution, agency or collection fees and commissions that are directly related to the collection of such royalties and actually paid in cash, (iv) any refunds, clawbacks, recoupments, setoffs or chargebacks; provided, that any refunds, clawbacks, recoupments, setoffs or chargebacks shall only reduce Royalty Revenue to the extent agreed in writing or finally determined by a non‑appealable order or actually netted or paid in cash by a Credit Party, and (v) amounts paid or payable to third parties pursuant to outbound royalty or profit-share obligations that are directly attributable to the receipt of such royalties and actually paid in cash; provided that Royalty Revenue shall exclude, without duplication, (A) proceeds of debt or equity issuances, (B) insurance proceeds and indemnity payments (other than in respect of lost or unpaid royalties), (C) regulatory, sales, development or other milestones, upfront fees, option fees, minimum/license fees or other similar payments, (D) intercompany amounts among Credit Parties or Credit Parties and their Subsidiaries, (E) consideration received in respect of the sale of Intellectual Property in a true sale (as opposed to a license or sublicense), and (F) any royalty to the extent not yet earned. Notwithstanding the forgoing, in no event shall any royalty constituting a Royalty Financing Asset that is subject to a Royalty Financing be included as “Royalty Revenue” for purposes of the Financing Documents.

“Sanctioned Country” means any country or territory that is itself subject to comprehensive sanctions maintained by OFAC including at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions.
“Sanofi Agreements” means, collectively, (a) that certain Collaboration and License Agreement, dated as of May 10, 2024, by and among Novavax and Sanofi Pasteur Inc. (“Sanofi”) and (b) each other manufacturing, supply, license or similar agreement between a Credit Party or Subsidiary thereof and Sanofi or its Affiliates.
“SEC” means the United States Securities and Exchange Commission.
“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Credit Party.
“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any applicable Credit Party and each securities intermediary in which such Credit Party maintains a Securities Account (which is not an Excluded Account) pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.
“Security Document” means this Agreement, the Pledge Agreement, the Collateral Assignment Agreement, and each other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
“SII Agreements” means, collectively, (a) that certain Contract Development Manufacture Agreement, dated as of October 21, 2021, by and among Novavax and Serum Life Sciences Limited (“SLSL”), (b) that certain Supply Agreement, dated as of October 25, 2021, by and among Novavax, SLSL, and Serum Institute of India Pvt. Ltd. (“SII”), (c) that certain Amended and Restated Supply and License Agreement, dated as of July 1, 2021, by and among Novavax and SII, and (d) each other manufacturing, supply, license or similar agreement between a Credit Party or Subsidiary thereof and SII or SLSL.
“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.
“SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Agent in its reasonable discretion).
“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source for Term SOFR identified by the SOFR Administrator from time to time.
“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Interest Rate” means, with respect to each day during which interest accrues on a Loan, the rate per annum (expressed as a percentage) equal to (a) Term SOFR for the applicable Interest Period for such day; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 2.2(k), such Benchmark Replacement for such day. Notwithstanding the foregoing, the SOFR Interest Rate shall not at any time be less than the Floor.
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.
“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its debts and liabilities (including subordinated and Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.
“Stated Rate” has the meaning set forth in Section 2.7.
“Stock Awards” means any grants, issuances, awards or sales of Equity Interests (or rights to acquire Equity Interests), including stock options, restricted stock, restricted stock units, stock appreciation rights, performance stock units or similar equity or equity‑based awards, in each case issued pursuant to the 2015 Plan, the 2023 Inducement Plan or any other equity compensation plan or arrangement approved by Novavax’s board of directors (or a committee thereof).
“Subordinated Debt” means any Debt of Credit Parties incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent (such consent deemed provided by Agent’s execution of the applicable Subordination Agreement). As of the Closing Date, there is no Subordinated Debt.
“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance reasonably acceptable to Agent. As of the Closing Date, there are no Subordinated Debt Documents.
“Subordination Agreement” means each agreement between Agent and another creditor of Credit Parties, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Credit Party and/or the Liens securing such Debt granted by any Credit Party to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be reasonably acceptable to Agent.
“Subsidiary” means, with respect to any Person, (a) any corporation (or any foreign equivalent thereof) of which an aggregate of fifty percent (50%) or more of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Equity Interests whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company (or any foreign equivalent thereof) in which such Person and/or one or more

Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Credit Party.
    “Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by a Credit Party to provide protection against fluctuations in interest or currency exchange rates, but only if Agent provides its prior written consent to the entry into such “swap agreement”. For the avoidance of doubt, “Swap Contract” shall not include any Convertible Note Hedge Transactions or Warrant Transactions that comply with the definitions thereof.
    “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Lender” means a Lender with a Term Loan Commitment or a portion of the outstanding Term Loans.
“Term Loan” means, collectively, the Term Loan Tranche 1, the Term Loan Tranche 2, the Term Loan Tranche 3 and the Term Loan Tranche 4.
“Term Loan Account” has the meaning set forth in Section 2.6(b).
“Term Loan Commitment Amount” means, with respect to each Lender, the sum of such Lender’s Term Loan Tranche 1 Commitment Amount, Term Loan Tranche 2 Commitment Amount, Term Loan Tranche 3 Commitment Amount and Term Loan Tranche 4 Commitment Amount.
“Term Loan Commitment Percentage” means, as to any Lender with respect to each of such Lender’s Term Loan Commitments, (a) on the Closing Date, with respect to each tranche of the Term Loan, the applicable percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Tranche 1 Commitment Percentage”, “Term Loan Tranche 2 Commitment Percentage”, “Term Loan Tranche 3 Commitment Percentage” and “Term Loan Tranche 4 Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, as applicable to each tranche of Term Loan, the percentage equal to (i) the Term Loan Tranche 1 Commitment of such Lender on such date divided by the aggregate Term Loan Tranche 1 Commitments on such date, (ii) the Term Loan Tranche 2 Commitments of such Lender on such date divided by the aggregate Term Loan Tranche 2 Commitments on such date, (iii) the Term Loan Tranche 3 Commitments of such Lender on such date divided by the aggregate Term Loan Tranche 3 Commitments on such date or (iv) the Term Loan Tranche 4 Commitments of such Lender on such date divided by the aggregate Term Loan Tranche 4 Commitments on such date.
“Term Loan Commitments” means the Term Loan Tranche 1 Commitments, the Term Loan Tranche 2 Commitments, the Term Loan Tranche 3 Commitments and the Term Loan Tranche 4 Commitments. For the avoidance of doubt, the aggregate Term Loan Commitments of all Lenders on the Closing Date shall be $330,000,000.
“Term Loan Payment Account” means the account specified on Schedule 1.1(a) as the Term Loan Payment Account, into which all payments by or on behalf of each Borrower to Agent of principal, interest, fees, expenses, charges and all other amounts owing solely in respect of the Term Loans under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by written notice to Borrower Representative.
“Term Loan Tranche 1” has the meaning set forth in Section 2.1(a)(i)(A).
“Term Loan Tranche 1 Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “Term Loan Tranche 1 Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.
“Term Loan Tranche 1 Commitment Termination Date” means February 29, 2028.
“Term Loan Tranche 1 Commitments” means the sum of each Lender’s Term Loan Tranche 1 Commitment Amount.
“Term Loan Tranche 2” has the meaning set forth in Section 2.1(a)(i)(B).
“Term Loan Tranche 2 Activation Date” means the Closing Date.
“Term Loan Tranche 2 Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “Term Loan Tranche 2 Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.
“Term Loan Tranche 2 Commitment Termination Date” means the earlier of (a) June 30, 2028 and (b) the date on which Agent provides notice to the Credit Parties, following the occurrence of an Event of Default (which has not been waived or cured as of the date such notice is given), that the Term Loan Tranche 2 Commitments have been terminated.
“Term Loan Tranche 2 Commitments” means the sum of each Lender’s Term Loan Tranche 2 Commitment Amount.
“Term Loan Tranche 2 Funding Date” means the date of any advance of the Term Loan Tranche 2.
“Term Loan Tranche 3” has the meaning set forth in Section 2.1(a)(i)(C).
"Term Loan Tranche 3 Activation Date” means January 1, 2027.
“Term Loan Tranche 3 Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “Term Loan Tranche 3 Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.
“Term Loan Tranche 3 Commitment Termination Date” means the earlier of (a) June 30, 2029 and (b) the date on which Agent provides notice to the Credit Parties, following the occurrence of an Event of Default (which has not been waived or cured as of the date such notice is given), that the Term Loan Tranche 3 Commitments have been terminated.

“Term Loan Tranche 3 Commitments” means the sum of each Lender’s Term Loan Tranche 3 Commitment Amount.
“Term Loan Tranche 3 Funding Date” means the date of any advance of the Term Loan Tranche 3.
“Term Loan Tranche 4” has the meaning set forth in Section 2.1(a)(i)(D).
“Term Loan Tranche 4 Activation Date” means the date on which Agent and Lenders, in their sole discretion, provide notice to Borrower Agent that the Term Loan Tranche 4 Activation Date has occurred (it being understood and agreed that neither Agent nor any Lender shall be obligated to provide such notice or activate the Term Loan Tranche 4 Commitments, which notice may be given or withheld in Agent’s or any Lender’s sole discretion).
“Term Loan Tranche 4 Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “Term Loan Tranche 4 Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.
“Term Loan Tranche 4 Commitment Termination Date” means the earlier of (a) June 30, 2029 and (b) the date on which Agent provides notice to the Credit Parties, following the occurrence of an Event of Default (which has not been waived or cured as of the date such notice is given), that the Term Loan Tranche 4 Commitments have been terminated.
“Term Loan Tranche 4 Commitments” means the sum of each Lender’s Term Loan Tranche 4 Commitment Amount.
“Term Loan Tranche 4 Funding Date” means the date of any advance of the Term Loan Tranche 4.
“Term SOFR” means the greater of (x) the forward-looking term rate for a period comparable to such Interest Period based on SOFR that is published by the SOFR Administrator and is displayed on the SOFR Administrator’s Website at approximately the Reference Time for such Interest Period and (y) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.2(k), in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.
“Terminated Transfer Pricing Agreements” means the transfer pricing agreements or cost-plus pricing arrangements that have been terminated prior to the Closing Date and set forth on Schedule 1.1(c) hereto.
“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) any date on which the maturity of the Loans is accelerated pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.
“Transfer Pricing Agreements” means the transfer pricing agreements or cost-plus pricing arrangements in effect on the Closing Date and set forth on Schedule 1.1(b) hereto, as the same may be extended, renewed or amended from time to time in the Ordinary Course of Business and with Agent’s prior written approval (such consent not to be unreasonably withheld, conditioned or delayed).

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” means the United States of America.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.8(c)(i).
“Warrant Transactions” means any call option, warrant or contractual right to purchase Novavax’s Equity Interests sold by a Credit Party to the Hedge Provider concurrently with any purchase by a Credit Party of a related Convertible Note Hedge Transaction from the Hedge Provider for which the strike price (or the analogous term defined therein) is greater than the strike price (or the analogous term defined therein) for the Convertible Note Hedge Transaction; provided that (a) such call option, warrant or contractual right will be entered into between the applicable Credit Party and the Hedge Provider under an ISDA Master Agreement (which may be deemed to be entered into) and there shall be no Credit Support Annex, Credit Support Documentation, Credit Support Provider, security, guaranty or other credit support with respect thereto, in each case, provided by any Credit Party or any Subsidiary thereof; (b) immediately before and after giving pro forma effect to the sale of such call option, warrant or contractual right and any concurrent provisions of proceeds thereof, no Default or Event of Default shall have occurred and be continuing hereunder, and (c) the initial number of shares subject to such Warrant Transactions shall not exceed the number of shares initially underlying the applicable Permitted Convertible Debt.
“Withholding Agent” means any Borrower or Agent, as applicable.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Credit Party and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease obligation under GAAP as in effect prior to giving effect to FASB Accounting Standards Update No. 2016-02, Leases, shall not be treated as a capital lease obligation solely as a result of the adoption of changes in GAAP, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein.
Section 1.3Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All references herein to times of day shall be references to daylight or standard time, as applicable. All references herein to a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or analogous term, will be construed to mean also a division of or by a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable. Any series of limited liability company shall be considered a separate Person. Any series of limited liability company shall be considered a separate Person. Any provision of this Agreement permitting Borrowers to update schedules from time to time shall mean that the Borrower Representative may deliver any such updated schedule to the Agent at any time and, upon approval by Agent (in its reasonable discretion) (which approval of Agent shall be deemed to have been given unless an objection is delivered to the Borrower Representative within five (5) Business Days after delivery of such updated schedules to Agent), such updated schedule shall automatically replace the then-existing schedule without any further action or consent by any Person.
Section 1.4Settlement and Funding Mechanics. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.
Section 1.5Time is of the Essence. Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.
Section 1.6Time of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Article 2- LOANS
Section 2.1Loans.
(a)Term Loans.
(i)Term Loan Amounts.
(A)On the terms and subject to the conditions set forth herein and in the other Financing Documents, each Lender with a Term Loan Tranche 1 Commitment Amount severally hereby agrees to make to Borrowers a Term Loan on the Closing Date and thereafter, from time to time in one or more advance, in an aggregate original aggregate principal amount equal to the Term Loan Tranche 1 Commitments (the “Term Loan Tranche 1”). Each such Lender’s obligation to fund the Term Loan Tranche 1 shall be limited to such Lender’s Term Loan Tranche 1 Commitment Percentage, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. The Term Loan Tranche 1 shall be funded in an aggregate amount equal to $50,000,000 on the Closing Date and may thereafter be funded on a Business Day occurring after the Closing Date in multiple advances in an aggregate amount not to exceed the remaining Term Loan Tranche 1 Commitments, but no advances under the Term Loan Tranche 1 shall be made after the Term Loan Tranche 1 Commitment Termination Date. Lenders shall have no obligation to make more than one (1) advance in respect of the Term Loan Tranche 1 per calendar month and each advance of the Term Loan Tranche 1 shall be in an amount equal to $20,000,000 (or a higher integral multiple of $10,000,000) in the aggregate with respect to all such Lenders. Unless previously terminated, upon the Term Loan Tranche 1 Commitment Termination Date, the Term Loan Tranche 1 Commitment shall thereupon automatically be terminated and the Term Loan Tranche 1 Commitment Amount of each Lender as of such date shall be reduced by such Lender’s Pro Rata Share of such total reduction in the Term Loan Commitments.
(B)On the terms and subject to the conditions set forth herein and in the other Financing Documents, each Lender with a Term Loan Tranche 2 Commitment Amount severally hereby agrees to make to Borrowers a Term Loan, from time to time in one or more advance, on a Business Day occurring on or after the Term Loan Tranche 2 Activation Date and on or prior to the Term Loan Tranche 2 Commitment Termination Date in an original aggregate principal amount not to exceed the Term Loan Tranche 2 Commitments (the “Term Loan Tranche 2”). Each such Lender’s obligation to fund the Term Loan Tranche 2 shall be limited to such Lender’s Term Loan Tranche 2 Commitment Amount, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. Lenders shall have no obligation to make more than one (1) advance in respect of the Term Loan Tranche 2 per calendar month and each advance of the Term Loan Tranche 2 shall be in an amount equal to $25,000,000 (or a higher integral multiple of $25,000,000) in the aggregate with respect to all such Lenders. Unless previously terminated, upon the Term Loan Tranche 2 Commitment Termination Date, the Term Loan Tranche 2 Commitment shall thereupon automatically be terminated and the Term Loan Tranche 2 Commitment Amount of each Lender as of such date shall be reduced by such Lender’s Pro Rata Share of such total reduction in the Term Loan Commitments.
(C)On the terms and subject to the conditions set forth herein and in the other Financing Documents, each Lender with a Term Loan Tranche 3 Commitment Amount severally hereby agrees to make to Borrowers a Term Loan, from time to time in one or more advance, on a Business Day occurring on or after the Term Loan Tranche 3 Activation Date and on or prior to the Term Loan Tranche 3 Commitment Termination Date in an original aggregate principal amount not to exceed the Term Loan Tranche 3 Commitments (the “Term Loan Tranche 3”). Each such Lender’s obligation to fund the Term Loan Tranche 3 shall be limited to such Lender’s Term Loan Tranche 3

Commitment Amount, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. Lenders shall have no obligation to make more than one (1) advance in respect of the Term Loan Tranche 3 per calendar month and each advance of the Term Loan Tranche 3 shall be in an amount equal to $25,000,000 (or a higher integral multiple of $25,000,000) in the aggregate with respect to all such Lenders. Unless previously terminated, upon the Term Loan Tranche 3 Commitment Termination Date, the Term Loan Tranche 3 Commitment shall thereupon automatically be terminated and the Term Loan Tranche 3 Commitment Amount of each Lender as of such date shall be reduced by such Lender’s Pro Rata Share of such total reduction in the Term Loan Commitments.
(D)On the terms and subject to the conditions set forth herein and in the other Financing Documents, each Lender with a Term Loan Tranche 4 Commitment Amount severally hereby agrees to make to Borrowers a Term Loan, from time to time in one or more advance, on a Business Day occurring on or after the Term Loan Tranche 4 Activation Date and on or prior to the Term Loan Tranche 4 Commitment Termination Date in an original aggregate principal amount not to exceed the Term Loan Tranche 4 Commitments (the “Term Loan Tranche 4”). Each such Lender’s obligation to fund the Term Loan Tranche 4 shall be limited to such Lender’s Term Loan Tranche 4 Commitment Amount, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. Lenders shall have no obligation to make more than one (1) advance in respect of the Term Loan Tranche 4 per calendar month and each advance of the Term Loan Tranche 4 shall be in an amount equal to $25,000,000 (or a higher integral multiple of $25,000,000) in the aggregate with respect to all such Lenders. Unless previously terminated, upon the Term Loan Tranche 4 Commitment Termination Date, the Term Loan Tranche 4 Commitments shall thereupon automatically be terminated and the Term Loan Tranche 4 Commitment Amount of each Lender as of such date shall be reduced by such Lender’s Pro Rata Share of such total reduction in the Term Loan Commitments.
(E)No Borrower shall have any right to reborrow any portion of the Term Loan that is repaid or prepaid from time to time. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed Term Loan advance, such Notice of Borrowing to be delivered, (i) in the case of the initial Term Loan Tranche 1 borrowing, no later than 12:00 P.M. (Eastern time) on the Closing Date and (ii) in the case of a subsequent Term Loan Tranche 1, Term Loan Tranche 2, Term Loan Tranche 3 or Term Loan Tranche 4 borrowing, no later than 12:00 P.M. (Eastern time) ten (10) Business Days (or such shorter period as may be agreed by Agent and the Lenders) prior to such proposed borrowing.
(ii)Scheduled Repayment; Mandatory Prepayments; Optional Prepayments.
(A)The outstanding principal amount of each Term Loan shall become immediately due and payable in full on the Termination Date.
(B)There shall become due and payable and Borrowers shall prepay each Term Loan in the following amounts and at the following times:
(i)Unless Agent shall otherwise consent in writing, subject to Borrower’s option to apply casualty proceeds in accordance with this Section 2.1(a)(ii)(B)(i), within five (5) Business Days after the date on which any Credit Party (or Agent as loss payee or assignee) receives any casualty proceeds in excess of $1,000,000 with respect to any Collateral, an amount equal to one hundred percent (100%) of such proceeds (net of out-of-pocket expenses and repayment of secured debt permitted under clause (c) of the definition of Permitted Debt and encumbering the property that suffered such casualty), or such lesser portion of such proceeds as Agent shall elect to apply to the Term Loans and related Obligations; provided that, so long as no Event of Default then exists, any such casualty proceeds in excess of $1,000,000 may instead be used by Borrowers within three hundred and sixty (360) days from the receipt of such proceeds to replace, repair, purchase or otherwise reinvest such proceeds in assets used or useful in the business of the Credit Parties;
(ii)without limiting Section 5.6(b) and unless Agent shall otherwise consent in writing, within five (5) Business Days of receipt by any Credit Party of the proceeds of any Asset Disposition permitted under clause (j) of the definition of Permitted Asset Disposition or any Asset Disposition that does not constitute a Permitted Asset Disposition, an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Asset Disposition (net of out-of-pocket expenses and repayment of secured debt permitted under clause (c) of the definition of Permitted Debt and encumbering such asset), or such lesser portion as Agent shall elect to apply to the Obligations; provided that, so long as no Event of Default then exists, any such Net Cash Proceeds may instead be used by Borrowers within three hundred and sixty (360) days from the receipt of such proceeds to reinvest such proceeds in assets used or useful in the business of the Credit Parties;
(iii)[reserved]; and
(iv)an amount equal to any interest that is deemed to be in excess of the Maximum Lawful Rate (as defined below) and is required to be applied to the reduction of the principal balance of the Loans by any Lender as provided for in Section 2.7;
(C)Borrowers may from time to time, with at least five (5) Business Days prior irrevocable written notice (which notice may be conditioned on the closing of a refinancing or other applicable transaction) to Agent, prepay the Term Loans in whole or in part; provided, however, that (x) each such prepayment (other than mandatory partial prepayments required under this Agreement) shall be in an amount equal to $10,000,000 (or a higher integral multiple of $1,000,000) (or, if less, the outstanding principal balance of the Term Loans) and (y) each such prepayment shall be accompanied by all prepayment fees and any other fees required hereunder and any fees required under the Fee Letter or any Financing Document in connection with such prepayments.
(iii)All Prepayments. Except as this Agreement may specifically provide otherwise, all prepayments of the Term Loan shall be applied by Agent to the Term Loans and related Obligations in inverse order of maturity. Notwithstanding anything to the contrary contained in the foregoing, in the event that there have been multiple advances under the Term Loan, each prepayment of the Term Loan shall be applied by Agent to reduce and prepay the principal balance of the earliest-made advance then outstanding in the inverse order of maturity of the scheduled payments with respect to such advance until such earliest-made advance is paid in full (and to the extent the total amount of any such partial prepayment shall exceed the outstanding principal balance of such earliest-made advance, the remainder of such prepayment shall be applied successively to the remaining advances under the Term Loan in the direct order of the respective advance dates in the manner provided for in this sentence).
(iv)Payments Generally. All payments by or on behalf of each Borrower to Agent of principal, interest, fees, expenses, charges and all other amounts owing in respect of the Obligations shall be made to the Payment Account.
Section 2.2Interest, Interest Calculations and Certain Fees.
(a)Interest.
(i)From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the SOFR Interest

Rate plus the Applicable Margin. Interest on the Loans shall be paid monthly in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable within five (5) Business Days upon written and invoiced demand.
(ii)In the event one or more of the following events occurs with respect to Term SOFR: (a) a public statement or publication of information by or on behalf of the SOFR Administrator announcing that the SOFR Administrator has ceased or will cease to provide Term SOFR for a 1-month period, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR for a 1-month period; (b) a public statement or publication of information by the regulatory supervisor for the SOFR Administrator, the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the SOFR Administrator, or a court or an entity with similar insolvency or resolution authority, which states that the SOFR Administrator has ceased or will cease to provide Term SOFR for a 1-month period permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR for a 1-month period; or (c) a public statement or publication of information by the regulatory supervisor for the SOFR Administrator announcing that Term SOFR for a 1-month period is no longer, or as of a specified future date will no longer be, representative and Agent has provided Borrower Representative with notice of the same, any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loan at the end of the applicable Interest Period.
(iii)In connection with the use or administration of Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. Agent will promptly notify Borrower Representative and the Lenders of the effectiveness of any Conforming Changes.
(b)Fee Letter. In addition to the other fees set forth herein, the Borrowers agree to pay Agent, the fees set forth in the Fee Letter.
(c)[Reserved].
(d)[Reserved].
(e)Prepayment Fee. If any advance under the Term Loan is prepaid at any time, in whole or in part, for any reason (whether by voluntary prepayment by Borrower, by mandatory prepayment by Borrower, by reason of the occurrence of an Event of Default or otherwise, or if the Term Loan shall become accelerated (including any automatic acceleration due to the occurrence of an Event of Default described in Section 10.1(f)) or otherwise) and due and payable in full, other than, for the avoidance of doubt, repayments of the Term Loans made (or required to be made) on the Maturity Date, Borrowers shall pay to Agent, for the benefit of all Term Lenders in accordance with their Pro Rata Shares, as compensation for the costs of such Lenders making funds available to Borrowers under this Agreement, a prepayment fee (the “Prepayment Fee”) calculated in accordance with this subsection. The Prepayment Fee in respect of the Term Loans shall be equal to an amount determined by multiplying the amount of principal being prepaid (or required to be prepaid, if such amount is greater) by the following applicable percentage amount: (x) three percent (3.00%) for the first year following the Closing Date, (y) two percent (2.00%) for the second year following the Closing Date and (z) one percent (1.00%) thereafter. Notwithstanding the foregoing, the Prepayment Fee shall not apply to or be assessed upon any prepayment made by Borrowers if such payments were required by Agent to be made pursuant to Section 2.1(a)(ii)(B) subpart (i) (relating to casualty proceeds), or subpart (iv) (relating to payments exceeding the Maximum Lawful Rate). All fees payable pursuant to this paragraph shall be deemed fully earned when due and payable, and non-refundable once paid. Notwithstanding anything to the contrary herein, no Prepayment Fee shall be due or payable in connection with any MidCap Refinancing.

(f)Audit Fees. Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable and documented, out-of-pocket fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers, subject to the limitations set forth in Section 4.6 (in the case of audits and field examinations) and Section 4.14(c) (in the case of valuations or appraisals of the Collateral).
(g)Wire Fees. Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent’s then current wire fee schedule (available upon written request of the Borrowers).
(h)Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to two percent (2.0%) of each delinquent payment.
(i)Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.
(j)Automated Clearing House Payments. If Agent (or its designated servicer or trustee on behalf of a securitization vehicle) so elects, monthly payments of principal, interest, fees, expenses or any other amounts due and owing from Borrower to Agent hereunder shall be paid to Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrowers.
(k)Benchmark Replacement Setting; Conforming Changes.
(i)Upon the occurrence of a Benchmark Transition Event, Agent and Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Borrower so long as Agent has not received, by such time, written notice of objection thereto from Lenders comprising the Required Lenders. No such replacement will occur prior to the applicable Benchmark Transition Start Date. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. Agent will promptly notify Borrower Representative and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes.
(ii)Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Financing Document, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other Financing Document, at any time, (a) if the then-current Benchmark is a term rate (including Term SOFR) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Agent will promptly notify Borrower Representative of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section.
(l)Upon Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Loan and make requests for Base Rate Loans and any outstanding affected Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.
Section 2.3Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Term Loan Commitments.
Section 2.4Reserved.
Section 2.5Reserved.
Section 2.6General Provisions Regarding Payment; Loan Accounts.
(a)All payments to be made by each Credit Party under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.
(b)Agent shall maintain a term loan account (the “Term Loan Account”) on its books to record Term Loans and other extensions of credit made by the Term Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Term Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Term Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall endeavor to provide Borrowers with a monthly statement regarding the Term Loan Account (but none of Agent or any Lender shall have any liability if Agent shall fail to provide any such statement). Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7Maximum Interest. In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.
Section 2.8Taxes; Capital Adequacy; Increased Costs; Inability to Determine Rates; Illegality.
(a)All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and if any such withholding or deduction is in respect of an Indemnified Tax, then the Credit Parties shall pay such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount such recipient would have received had no such withholding or deduction been required (including, without limitation, such withholdings and deductions applicable to additional sums payable under this Section 2.8). After payment of any Tax by a Credit Party to a Governmental Authority pursuant to this Section 2.8, such Credit Party shall promptly forward to Agent the original or a certified copy of an official receipt, a copy of the return reporting such payment, or other documentation reasonably satisfactory to Agent evidencing such payment to such authority. Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse Agent for the payment of, any Other Taxes.
(b)The Credit Parties shall indemnify Agent and Lenders, within ten (10) days after demand thereof, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate in reasonable detail as to the amount of such payment or liability delivered to Borrower Representative by a Lender (with a copy to Agent), or by Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(c)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to Borrower Representative, and Agent, at the time or times prescribed by applicable Law or reasonably requested by Borrower Representative or Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative or Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent, as applicable, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.8(c)(i), 2.8(c)(ii) and 2.8(e) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall, to the extent permitted by Law, execute and deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent) whichever of the following is applicable: (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Financing Document, two (2) properly completed and executed originals of United States Internal Revenue Service (“IRS”) Forms W-8BEN or W-8BEN-E (or successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Documents, two (2) properly completed and executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) two (2) executed originals of IRS Form W-8ECI (or successor form); (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form), as applicable; (D) to the extent a Foreign Lender is not the beneficial owner, two (2) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; or (E) other applicable forms, certificates or documents prescribed by the IRS. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Agent in writing of its legal inability to do so. In addition, to the extent permitted by applicable Law, such forms shall be delivered by each Foreign Lender upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify Borrower Representative at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower Representative (or any other form of certification adopted by the U.S. taxing authorities for such purpose).
(ii)Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a)

after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall, to the extent permitted by Law, provide to Borrower Representative and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), a properly completed and executed IRS Form W-9 or any successor form certifying as to such Lender’s entitlement to an exemption from U.S. backup withholding and other applicable forms, certificates or documents prescribed by the IRS or reasonably requested by Borrower Representative or Agent. Each such Lender shall promptly notify Borrower Representative at any time it determines that any certificate previously delivered to Borrower Representative (or any other form of certification adopted by the U.S. governmental authorities for such purposes) is no longer valid.
(iii)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Agent to determine the withholding or deduction required to be made.
(d)If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes as to which it has been indemnified by any Borrower pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), then it shall promptly pay an amount equal to such refund to Borrowers, net of all reasonable out-of-pocket expenses of such Lender or of Agent with respect thereto, including any Taxes; provided, however, that Borrowers, upon the written request of such Lender or Agent agree to repay any amount paid over to Borrowers to such Lender or to Agent (plus any related penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or Agent is required, for any reason, to disgorge or otherwise repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.8(d) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(e)If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower Representative or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.17 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this paragraph (f).
(g)If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.
(h)If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (ii) subject any Lender to any Tax with respect to this Agreement, or any SOFR Loan made by it (except for (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes); or (iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to Term SOFR (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(i)If any Lender requests compensation under any of the clauses in this Section 2.8, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 11.17) to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such

Lender (as determined in its sole good faith discretion). Without limitation of the provisions of Section 13.14, each Borrower hereby agrees to pay all reasonable and documented, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(j)Subject to Section 2.2(k), if Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period, Agent will promptly so notify the Borrowers and each Lender. Upon notice thereof by Agent to Borrowers, any obligation of the Lenders to make SOFR Loans shall be suspended until Agent revokes such notice. Upon receipt of such notice, any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to this Agreement.
(k)If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund SOFR Loans, or to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by such Lender to Borrowers (through Agent), any obligation of such Lender to make SOFR Loans shall be suspended, in each case until such Lender notifies Agent and Borrower Representative (through Agent) that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, all SOFR Loans shall become Base Rate Loans. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to this Agreement.
(l)Each party’s obligations under this Section 2.8 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all Obligations hereunder.
Section 2.9Appointment of Borrower Representative.
(a)Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Notices of Borrowing, give instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Financing Documents. Agent and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.
(b)Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.9. Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower, shall be remitted or issued to or for the account of such Borrower.
(c)Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent and the Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Documents.
(d)Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.
(e)No resignation by or termination of the appointment of Borrower Representative as agent and attorney-in-fact as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent. If the Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Agent as such successor). Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term “Borrower Representative” means such successor Borrower Representative for all purposes of this Agreement and the other Financing Documents, and the retiring or terminated Borrower Representative’s appointment, powers and duties as Borrower Representative shall be thereupon terminated.
Section 2.10Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.
(a)Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.
(b)Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.
(c)Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its reasonable discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by each Borrower. Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its reasonable discretion, without affecting the validity or enforceability of the Obligations of any other Borrower.
(d)Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
(e)Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full (other than inchoate indemnification obligations for which no claim has yet been made), no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property. The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been paid in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been paid in full. As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to Zero Dollars ($0) through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.
Section 2.11[Reserved]

Section 2.12Termination; Restriction on Termination.
(a)Termination by Lenders. In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement upon or after the occurrence and during the continuance of an Event of Default by giving written notice to the Borrower Representative.
(b)Termination by Borrowers. Upon at least five (5) Business Days’ prior written notice (which may be conditioned on the closing of a refinancing or other applicable transaction) and pursuant to payoff documentation in form and substance reasonably satisfactory to Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have complied with Section 2.12(c) and the Obligations, including the payment of all fees due and owing under any Fee Letter, are paid in full (other than inchoate indemnification obligations for which no claim has yet been made). Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.
(c)Effectiveness of Termination. All of the Obligations shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of the Credit Parties contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.2 and the terms of any Fee Letter resulting from such termination (in each case, other than inchoate indemnification obligations for which no claim has yet been made). Upon the payment in full, in cash in immediately available funds, of all Obligations (other than inchoate indemnification obligations for which no claim has yet been made) and the termination of the Term Loan Commitments, as Borrower may reasonably request, Agent shall, at Borrower’s sole cost and expense, execute and deliver such documents evidencing the release and termination of the security interest in the Collateral granted under this Agreement and the other Financing Documents pursuant to and in accordance with the terms of any applicable payoff documentation.
Article 3- REPRESENTATIONS AND WARRANTIES
To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower and each other Credit Party party hereto, hereby represents and warrants to Agent and each Lender that:
Section 3.1Existence and Power. Each Credit Party (a) is an entity as specified on Schedule 3.1, (b) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization specified on Schedule 3.1, (c) has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, (d) has all powers to own its assets and has powers and all Permits necessary in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such powers or Permits could not reasonably be expected to have a Material Adverse Effect, and (e) is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except in the case of this clause (e) where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Credit Party over the five (5) year period preceding the Closing Date (x) has had any name other than its current name, or (y) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.
Section 3.2Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its

Organizational Documents, (c) require no further action by or in respect of, or filing with, any Governmental Authority other than (i) recordings, filings and other perfection actions in connection with the Liens granted to Agent under this Agreement or any Security Document and (ii) those obtained or made on or prior to the Closing Date and (d) do not violate, conflict with or cause a breach or a default under (i) any material requirement of Law applicable to any Credit Party, (ii) any of the Organizational Documents of any Credit Party, or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (iii), reasonably be expected to have a Material Adverse Effect.
Section 3.3Binding Effect. Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles. Each Financing Document has been duly executed and delivered by each Credit Party party thereto.
Section 3.4Capitalization. All issued and outstanding Equity Interests of each of the Credit Parties are duly authorized and validly issued, and, to the extent such Credit Party is a corporation, fully paid, nonassessable, and free and clear of all Liens other than Permitted Liens, and such equity securities were issued in compliance with all applicable Laws.
Section 3.5Financial Information. All written information delivered to Agent and pertaining to the financial condition of any Credit Party fairly in all material respects presents the financial position of such Credit Party as of such date and for such period then ended in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). Since December 31, 2024, there has been (a) no material adverse change in the business, operations, properties, or financial condition of any Credit Party and (b) no fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect.
Section 3.6Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation pending against, or to such Borrower’s knowledge threatened in writing against, any Credit Party or any of their Subsidiaries, which, if adversely determined, could reasonably be expected to result in any judgment or liability of more than $1,000,000 not covered by independent insurance. There is no Litigation pending against any Credit Party or any of their Subsidiaries in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Financing Documents.
Section 3.7Ownership of Property. Each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties, accounts and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.
Section 3.8No Default. No Event of Default, or to such Borrower’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.
Section 3.9Labor Matters. As of the Closing Date, except as would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened in writing against any Credit Party, (ii) hours worked and payments made to the employees of the Credit Parties have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters and (iii) all payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound, the result of which could reasonably be expected to have a Material Adverse Effect.
Section 3.10Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.
Section 3.11Margin Regulations.
(a)The Credit Parties and their Subsidiaries do not own any stock, partnership interest or other equity securities, except for Permitted Investments. Without limiting the foregoing, the Credit Parties and their Subsidiaries do not own or hold any Margin Stock.

(b)None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.
Section 3.12Compliance With Laws; Anti-Terrorism Laws.
(a)Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.
(b)None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services directly or indirectly to or for the benefit of any Blocked Person or Sanctioned Country, or (B) deals in, or otherwise engages in any transaction directly or indirectly relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
Section 3.13Taxes. All federal income tax returns, all state income tax returns, and all other material federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed (in the case of state and local sales and use tax returns, reports and statements, as determined in good faith by such Credit Party) and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect of such tax returns, reports and statements have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof (in the case of state and local sales and use Taxes, as determined in good faith by such Credit Party).  Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party (as determined in good faith by such Credit Party) in excess of (x) One Hundred Thousand Dollars ($100,000) for any state or local sales or use taxes in any individual state or locality and (y) Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (any state and local sales and use Taxes below the thresholds in the foregoing (x) and (y), “Excluded Sales Taxes”), have been paid. All federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.
Section 3.14Compliance with ERISA.
(a)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code, (ii) each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each such ERISA Plan which may be relied on currently and (iii) no Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.
(b)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Credit Party and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the Closing Date or the making of any Loan (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code and no event has occurred that would give rise to a Lien under Section 4068 of ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty, (ii) no Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan, (iii) all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law, (iv) no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and (v) no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
Section 3.15Consummation of Financing Documents; Brokers. Except for fees payable to Agent and/or Lenders or set forth on Schedule 3.15, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.
Section 3.16[Reserved].
Section 3.17Material Contracts. Except for the agreements set forth on Schedule 3.17, as of the Closing Date there are no Material Contracts. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.
Section 3.18Compliance with Environmental Requirements; No Hazardous Materials. Except in each case as set forth on Schedule 3.18:
(a)no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Credit Party’s knowledge, threatened in writing by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials, in each case except as could not reasonably be expected to have a Material Adverse Effect; and
(b)no property now owned or leased by any Credit Party and, to the knowledge of each Credit Party, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials in violation of applicable Law, is listed or, to such Credit Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Credit Party, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.
For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.
Section 3.19Intellectual Property and License Agreements. A list of all Registered Intellectual Property of each Credit Party and all material in-bound license or sublicense agreements, and exclusive out-bound license or sublicense agreements (but, in each case, excluding in-bound licenses of over-the-counter and other software that is commercially available to the public and open source licenses in the Ordinary Course of Business), as of the Closing Date and, as updated pursuant to Section 4.15, is set forth on Schedule 3.19. Except for Permitted Licenses and Permitted Liens, each Credit Party is the sole owner of its material Intellectual Property free and clear of any Liens. Except as could not be reasonably expected to have a Material Adverse Effect, each patent owned or licensed by any Credit Party is valid and enforceable in all respects and no Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of Credit Parties’ knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party.
Section 3.20Solvency. After giving effect to the Loan advance and the liabilities and obligations of each Credit Party under the Financing Documents, each Borrower and each additional Credit Party is Solvent, taken together on a consolidated basis.
Section 3.21Full Disclosure. None of the written factual information (other than any projections and any general economic or specific industry information) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, when furnished and taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Credit Parties (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Credit Party’s best estimate of such Credit Party’s future financial performance and such assumptions are believed by such Credit Party to be fair and reasonable in light of current business conditions; provided, however, that Credit Parties can give no assurance that such projections will be attained. Agent and each Lender acknowledges and agrees that all financial performance projections delivered to Agent represent Borrowers’ best good faith estimate of future financial performance and are based on assumptions believed by Credit Parties to be fair and reasonable in light of current market conditions as of the date thereof, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.
Section 3.22[Reserved].
Section 3.23Subsidiaries. Credit Parties do not own any Equity Interests or Subsidiaries except for Permitted Investments.
Section 3.24Accuracy of Schedules. All information set forth in the Schedules to this Agreement is true, accurate and complete in all material respects as of the Closing Date. All information set forth in the Perfection Certificate is true, accurate and complete in all material respects as of the Closing Date and any other subsequent date in which Borrower is required to update such certificate.
Section 3.25[Reserved].
Section 3.26Regulatory Matters.
(a)With respect to each material Product, (i) the Credit Parties and their Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product as currently being conducted by or on behalf of the Credit Parties, and (ii) such Product is being tested, manufactured, marketed or sold, as the case may be, by Credit Parties (or to the Credit Parties’ knowledge, by any applicable third parties) in material compliance with all applicable Laws and Regulatory Required Permits.
(b)None of the Credit Parties or any Subsidiary thereof are in violation of any Healthcare Law in any material respect.

(c)To the Credit Parties’ knowledge, none of the Credit Parties or their Subsidiaries’ officers, directors, employees, their agents or affiliates (in each case, when acting in such capacity) has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).
(d)Except in each case as would not reasonably be expected to result in a Material Adverse Effect, during the past three (3) years, each Product (i) has been manufactured, imported, possessed, owned, warehoused, marketed (or to the Credit Parties’ knowledge, by any applicable third parties), promoted, sold, labeled, furnished, distributed and marketed and each service has been conducted in accordance with all applicable Regulatory Required Permits and Laws; and (ii) has been manufactured in accordance with Good Manufacturing Practices.
(e)No Credit Party, nor any Subsidiary thereof, is subject to any proceeding, suit or, to any Credit Party’s knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services),which could reasonably be expected to result in the revocation, transfer, surrender, suspension of any material Permits of Borrower or any Subsidiary thereof or otherwise be expected to result in a Material Adverse Effect.
(f)As of the Closing Date, there are no unresolved Regulatory Reporting Events.
Section 3.27Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Financing Documents ranks and shall continue to rank at least senior in priority of payment to all Debt that is contractually subordinated to the Obligations of each such Person under this Agreement and is designated as “Senior Indebtedness” (or an equivalent term) under all instruments and documents, now or in the future, relating to all Debt that is contractually subordinated to the Obligations under this Agreement of each such Person.
Article 4- AFFIRMATIVE COVENANTS
Each Credit Party agrees that:
Section 4.1Financial Statements, Other Reports and Notices. The Credit Parties will deliver to Agent:
(a)as soon as available, but no later than forty five (45) days after the last day of each fiscal quarter, a company prepared consolidated balance sheet, cash flow and income statement (including year-to-date results) covering Novavax and its Consolidated Subsidiaries’ consolidated operations during the period, prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures), consistently applied, setting forth in comparative form the corresponding figures as at the end of the corresponding fiscal quarter of the previous fiscal year and the projected figures for such period based upon the projections required hereunder, all in reasonable detail, certified by a Responsible Officer and in a form reasonably acceptable to Agent;
(b)[reserved];
(c)as soon as available, but no later than ninety (90) days after the last day of Novavax’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than a going concern qualification based solely on the upcoming maturity date of the Debt under this Agreement occurring within 12 months of the date of such audit) on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion;
(d)in the event that such Credit Party is or becomes subject to the reporting requirements under the Securities and Exchange Act of 1934, within ten (10) Business Days of delivery or filing thereof, copies of all statements, reports and notices made available to such Credit Party’s security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by such Credit Party with any stock exchange on which any securities of any Credit Party are traded and/or the SEC; provided that to the extent any of the foregoing is available on the SEC EDGAR website, delivery to Agent will be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the SEC EDGAR website and Borrower Representative posts such documents, or provides a link thereto, on Borrower Representative’s website on the Internet at Borrower Representative’s website address;
(e)a prompt, but in no event later than when the next Compliance Certificate is required to be delivered, written report of any legal actions pending or threatened in writing against any Credit Party or any of its Subsidiaries that could reasonably be expected to result in damages or costs to any Credit Party or any of its Subsidiaries of $1,000,000 or more or otherwise could be reasonably expected to result in a Material Adverse Effect;
(f)prompt written notice of an event that materially and adversely affects the value of any Material Intangible Asset or any material Related Product;
(g)within sixty (60) days after the start of each fiscal year, projections for the forthcoming two fiscal years, on a quarterly basis for the current year and on an annual basis for the subsequent year;
(h)promptly (but in any event within ten (10) Business Days of any request therefor) such readily available other budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Credit Parties, their business and the Collateral as Agent may from time to time reasonably request;
(i)together with each delivery of financial statements pursuant to clause (a) above and within forty-five (45) days of the last day of each of the first two months in each fiscal quarter, deliver to Agent a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing (i) compliance with the financial covenants set forth in Article 6 (as applicable), (ii) Credit Party Unrestricted Cash as of the date that is five (5) Business Days prior to the delivery of the applicable Compliance Certificate, and (iii) aggregate monthly cash and Cash Equivalents of (x) Credit Parties taken as a whole, and (y) the Restricted Foreign Subsidiaries, as of the date that is five (5) Business Days prior to the delivery of the applicable Compliance Certificate;
(j)[reserved];
(k)written notice to Agent promptly, but in any event within ten (10) Business Days of a Responsible Officer of a Credit Party receiving written notice or otherwise becoming aware that:
(i)any development, testing, and/or manufacturing of any Product that is material to the Credit Parties’ or their Subsidiaries business should cease;
(ii)(x) the marketing or sales of a Product, which is material to the Credit Parties’ or their Subsidiaries’ business and which has been approved for marketing and sale, should cease (or be required to cease) or such Product should be withdrawn from the marketplace or (y) the marketing or sales of any Related Product, in respect of which any Credit Party or any Subsidiary thereof is owed any material royalty or similar payments, should cease (or be required to cease) or such Related Product should be withdrawn from the marketplace;
(iii)any Governmental Authority is conducting an investigation or review (other than routine reviews in the Ordinary Course of Business) of any Regulatory Required Permit the loss of which could be reasonably expected to result in a Material Adverse Effect;
(iv)any Regulatory Required Permit, the loss of which could be reasonably expected to result in a Material Adverse Effect, has been revoked or withdrawn;

(v)any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of HHS or the United States Department of Justice, has commenced any action against a Credit Party or a Subsidiary thereof, any action to enjoin a Credit Party or a Subsidiary thereof from conducting their businesses at any facility owned or used by them or for any material civil penalty, injunction, seizure or criminal action;
(vi)receipt by a Credit Party or any Subsidiary thereof, or any material contract manufacturer for the Credit Parties or any of their Subsidiaries, from the FDA a warning letter, Form FDA-483, “Untitled Letter,” other correspondence or written notice setting forth alleged violations of laws and regulations enforced by the FDA, in each case with regard to any material Product or the manufacture, processing, packing, or holding thereof;
(vii)any significant failures in the manufacturing of any material Product have occurred such that the amount of such Product successfully manufactured in accordance with all specifications thereof and the required payments to be made to any Credit Party or any Subsidiary therefor in any month shall decrease significantly with respect to the quantities of such Product and payments produced in the prior month; or
(viii)any Credit Party or any Subsidiary thereof engaging in any material Recalls, Market Withdrawals, or other forms of product retrieval from the marketplace of any Products (other than discrete batches or lots that are not material in quantity or amount and are not made in conjunction with a larger material Recall) (each of the events set forth in clauses (i)-(viii) a “Regulatory Reporting Event”);
(l)promptly after the written request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act; and
(m)promptly, but in any event within five (5) Business Days, after any Responsible Officer of any Credit Party obtains knowledge of the occurrence of any event or change (including, without limitation, any notice of any violation of applicable Healthcare Laws) that has resulted or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of any such event or change, or specifying the notice given or action taken by such holder or Person and the nature of such event or change, and what action the applicable Credit Party or Subsidiary has taken, is taking or proposes to take with respect thereto.
(n)Notwithstanding anything to the contrary herein, and so long as Borrower Representative is subject to the reporting requirements under the Securities and Exchange Act of 1934, any requirement to “deliver,” “furnish,” or “provide” any document, report or notice pursuant to this Section 4.1(a), (c) or (d) shall be deemed satisfied to the extent such document, report or notice is included in, or filed as an exhibit to, a filing made by Borrower Representative with the U.S. Securities and Exchange Commission on EDGAR (including any Form 10-K, Form 10-Q or Form 8-K) within the applicable time period; provided that Borrower shall (A) notify Agent (which may be by email) of such filing and (B) upon Agent’s request, provide a link or copy thereof.
Section 4.2Payment and Performance of Obligations. Each Credit Party (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), will pay all amounts due and owing in respect of (i) all federal and state income Taxes and (ii) all material foreign, federal, state and local Taxes (including without limitation, material payroll and withholdings tax liabilities, but excluding

Excluded Sales Taxes), in each case, on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.
Section 4.3Maintenance of Existence. Subject to Section 5.6, each Credit Party will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, (a) their respective existence and (b) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, unless, solely in the case of this clause (b), a failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 4.4Maintenance of Property; Insurance.
(a)Each Credit Party will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. If all or any material part of the Collateral useful or necessary in its business becomes damaged or destroyed, then each applicable Credit Party will, and will cause each applicable Subsidiary to, promptly replace, repair and/or restore the affected Collateral in a good and workmanlike manner, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction.
(b)Upon completion of any Permitted Contest, Credit Parties shall, and will cause each Subsidiary to, promptly pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any.
(c)Each Credit Party will maintain (i) property coverage including casualty insurance on all real and personal property on a special form, covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with extended period of indemnity (for the period required by Agent from time to time) and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage, in each case against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Financing Document). All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.
(d)On or prior to the Closing Date, and at all times thereafter, each Credit Party will cause Agent to be named as an additional insured and lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each applicable insurance policy (which shall not include any workers’ compensation policy) required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance reasonably acceptable to Agent. Credit Parties shall deliver to Agent and the Lenders (i) on or prior to the Closing Date, a certificate from Credit Parties’ insurance broker dated such date showing the amount of coverage as of such date, and that and the insurer will provide each additional insured and loss payee at least thirty (30) days’ (or ten (10) days’ for nonpayment of premium) prior written notice of any cancellation thereof, (ii) on an annual basis, and upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) Business Days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material reduction in coverage from that existing on the date of this Agreement, (iv) notice of any cancellation or nonrenewal of coverage by any Credit Party, and (v) prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required. Each Credit Party’s property and general liability policies shall include a waiver of subrogation against all loss payees and additional insureds, and shall not require loss payees or additional insureds to pay any insurance premiums, whether under the terms of any such policy, by waiver of all claims for insurance premiums against all loss payees and additional insureds, or otherwise.
(e)In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Credit Parties’ expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect such Credit Party’s interests. The coverage purchased by Agent may not pay any claim made by such Credit Party or any claim that is made against such Credit Party in connection with the Collateral. Such Credit Party may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Credit Parties will be responsible for the reasonable and documented costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. Such reasonable and documented costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Credit Party is able to obtain on its own.
Section 4.5Compliance with Laws and Material Contracts. Each Credit Party will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien (other than a Permitted Lien) upon a material portion of the assets of any such Person in favor of any Governmental Authority.
Section 4.6Inspection of Property, Books and Records. Each Credit Party will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP; and will permit, and will cause each Subsidiary to permit, during normal business hours, at the sole cost of the applicable Credit Party or any applicable Subsidiary, representatives of Agent to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Credit Parties and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired; provided that (1) neither the Agent nor any of its representatives shall be entitled to take copies, extracts, or photos of any information that contains trade secrets, is subject to legal privilege (to the extent such privilege would be impacted by such actions of Agent), in each case, as determined by the Borrowers acting reasonably and in good faith and (2) any inspection or audit rights in the Financing Documents shall be limited to the extent necessary to comply with Laws concerning privacy of personal information. In the absence of an Event of Default which is continuing, (i) such inspections and audits shall be conducted no more often than two (2) times every twelve (12) months, and (ii) Agent exercising any rights pursuant to this Section 4.6 shall give the applicable Credit Party or any applicable Subsidiary commercially reasonable prior notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default.
Section 4.7Use of Proceeds. Borrowers shall use the proceeds of the Term Loan Tranche 1 borrowing solely for (a) payment of transaction fees incurred in connection with the Financing Documents, and (b) for working capital needs of Borrowers and their Subsidiaries. Borrowers shall use the proceeds of any Term Loan Tranche 2, Term Loan Tranche 3 and Term Loan Tranche 4 borrowing solely for (a) transaction fees incurred in connection with the Financing Documents, and (b) working capital needs of the Borrowers are their Subsidiaries. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use. No portion of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including Regulation T, U, or X of the Federal Reserve Board.
Section 4.8[Reserved].
Section 4.9Notices of Material Contracts, Litigation and Defaults.

(a)Credit Parties shall promptly (but in any event within five (5) Business Days) provide written notice to Agent after any Credit Party or Subsidiary receives or delivers any notice of termination or default or similar notice in connection with any Material Contract, and (ii) Credit Parties shall provide, together with the next quarterly Compliance Certificate required to be delivered under this Agreement, written notice to Agent after any Credit Party or Subsidiary (1) executes and delivers any material amendment, consent, waiver or other modification to any Material Contract or (2) enters into new Material Contract and shall, upon reasonable request of Agent, promptly provide Agent a copy thereof, subject to applicable confidentiality provisions; provided that (x) such confidentiality provision was not created for purposes of avoiding disclosure hereunder, (y) the Credit Parties will use commercially reasonable efforts to promptly obtain an exception to such confidentiality provisions to permit disclosure to Agent, and (z) Credit Parties shall be entitled to withhold only such information and portions of the agreement that would result in a breach of any such confidentiality provisions.
(b)Credit Parties shall promptly (but in any event within five (5) Business Days) provide written notice to Agent (i) upon any Credit Party becoming aware of the existence of any Default or Event of Default, (ii) of any strikes or other labor disputes pending or, to any Credit Party’s knowledge, threatened against any Credit Party, in each case, that could reasonably be expected to have a Material Adverse Effect, (iii) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Credit Party that could reasonably be expected to have a Material Adverse Effect, or if there is any claim by any other Person that any Credit Party in the conduct of its business is infringing on the Intellectual Property rights of others that could reasonably be expected to have a Material Adverse Effect, and (iv) of all returns, recoveries, disputes and claims that would reasonably be expected to result in liability of more than $500,000 in the aggregate in any calendar year. Credit Parties represent and warrant that Schedule 4.9 sets forth a complete list of all matters existing as of the Closing Date for which notice is required under this Section 4.9(b).
(c)Each Credit Party shall provide such further information (including copies of such documentation) as Agent or any Lender shall reasonably request with respect to any of the events or notices described in clauses (a) and (b) above and any notice given in respect of a Regulatory Reporting Event. From the date hereof and continuing through the termination of this Agreement, each Credit Party shall use commercially reasonable efforts to make available to Agent and each Lender, without expense to Agent or any Lender, each Credit Party’s officers, employees and agents and books, to the extent that Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to a Credit Party.
Section 4.10Hazardous Materials; Remediation.
(a)If any release or disposal of Hazardous Materials (a “Release”) shall occur or shall have occurred on any real property or any other assets of any Credit Party, such Credit Party will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws in all material respects. Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each other Credit Party to, comply in all material respects with each Environmental Law requiring the performance at any real property by any Credit Party of activities in response to the release or threatened release of a Hazardous Material.
(b)After the occurrence of a Release, Credit Parties will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination in connection with such Release as required by Environmental Law and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any such Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.11Further Assurances; Joinder.
(a)Each Credit Party will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (other than in respect of Excluded Perfection Assets and subject only to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Credit Parties (other than Restricted Foreign Subsidiaries) to become Borrowers or Guarantors, as applicable, in accordance with Section 4.11(d).
(b)Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.
(c)Credit Parties shall timely and fully pay and perform its material obligations under all Material Contracts with respect to each leased location where any material Collateral is or may be located.
(d)Credit Parties shall provide Agent with at least ten (10) Business Days’ (or such shorter period as Agent may accept in its reasonable discretion) prior written notice of its intention to create (or to the extent permitted under this Agreement, acquire) a new Subsidiary. Upon the formation (or to the extent permitted under this Agreement, acquisition) of a new Subsidiary, Credit Parties shall (concurrently with the acquisition or creation of such Subsidiary (as applicable)): (i) pledge, have pledged or cause or have caused to be pledged to Agent pursuant to a pledge agreement in form and substance satisfactory to Agent, all of the outstanding Equity Interests of such new Subsidiary owned directly by any Credit Party (except to the extent constituting Excluded Property), and deliver to Agent any certificates representing such Equity Interests, together with undated stock or equivalent powers for such certificates, executed in blank; (ii) unless Agent shall agree otherwise in writing, cause the new Subsidiary (other than Restricted Foreign Subsidiaries) to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of Agent in order to grant Agent, acting on behalf of the Lenders, a first priority Lien (subject to Permitted Liens which have priority by operation of Law) on all real and personal property (in the case of the perfection of the Liens granted subject to the Excluded Perfection Assets) of such Subsidiary in existence as of such date and in all after acquired property (in each case, other than Excluded Property), which first priority Liens are required to be granted pursuant to this Agreement; (iii) unless Agent shall agree otherwise in writing, cause such new Subsidiary (other than Restricted Foreign Subsidiaries) to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other guaranty agreement in form and substance reasonably satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance reasonably satisfactory to Agent; and (iv) cause the new Subsidiary (other than Restricted Foreign Subsidiaries) to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body of such Subsidiary, approving and authorizing the execution and delivery of the applicable Security Documents, incumbency certificates and to execute and/or deliver such other documents and customary legal opinions or to take such other actions as may be requested by Agent in its reasonable discretion, in each case, in form and substance reasonably satisfactory to Agent (the requirements set forth in clauses (i)-(iv), collectively, the “Joinder Requirements”).

(e)If, at the end of any calendar quarter, the aggregate revenue (as determined in accordance with GAAP) attributable solely to the Restricted Foreign Subsidiaries for the trailing twelve month period ending on the last day of such calendar quarter is greater than twenty percent (20%) of the aggregate consolidated revenue (as determined in accordance with GAAP) of the Credit Parties and their Consolidated Subsidiaries for such Defined Period, then Borrowers shall promptly (and in any event within sixty (60) days (or such longer period as Agent may agree in writing in its discretion) of the date on which the Compliance Certificate was delivered in respect of such calendar quarter pursuant to Section 4.1(i) cause certain Restricted Foreign Subsidiaries designated by Agent, in its reasonable discretion and in consultation with Borrower Representative, to become Guarantors in accordance with the Joinder Requirements (as though such designated Subsidiaries were new Subsidiaries and no longer Restricted Foreign Subsidiaries) pursuant to documentation (including any foreign law governed documentation, amendments to this Agreement and other documentation as may be necessary or reasonably desirable) such that, following such joinder, the aggregate revenue (as determined in accordance with GAAP) attributable solely to the Restricted Foreign Subsidiaries for such trailing 12 month period is less than or equal to twenty percent (20%) of the aggregate consolidated revenue (as determined in accordance with GAAP) of the Credit Parties and their Consolidated Subsidiaries for such trailing twelve month period. Following any such joinder, such designated Subsidiaries shall no longer be Restricted Foreign Subsidiary and shall be Credit Parties for all purposes hereunder and under the other Financing Documents and shall not be re-designated as Restricted Foreign Subsidiaries without the consent of Agent and Required Lenders.
Section 4.12Reserved.
Section 4.13Power of Attorney. Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Credit Parties (without requiring Agent to act as such) with full power of substitution, exercisable only upon the occurrence and during the continuance of an Event of Default, to do the following: (a) endorse the name of Credit Parties upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Credit Parties and constitute collections on Credit Parties’ Accounts; (b) so long as Agent has provided not less than three (3) Business Days’ prior written notice to any Credit Party to perform the same and such Credit Party has failed to take such action, execute in the name of Credit Parties any schedules, assignments, instruments, documents, and statements that Credit Parties are obligated to give Agent under this Agreement; (c) take any action Credit Parties are required to take under this Agreement; (d) so long as Agent has provided not less than three (3) Business Days’ prior written notice to any Credit Party to perform the same and such Credit Party has failed to take such action, do such other and further acts and deeds in the name of Credit Parties that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) do such other and further acts and deeds in the name of Credit Parties that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.
Section 4.14[Reserved].
Section 4.15Schedule Updates. Borrower shall, in the event of any information in the Schedule 3.19, Schedule 5.14, Schedule 9.2(b) or Schedule 9.2(d) becoming outdated, inaccurate, incomplete or misleading, deliver to Agent, together with the next quarterly Compliance Certificate required to be delivered under this Agreement after such event a proposed update to such Schedule correcting all outdated, inaccurate, incomplete or misleading information.
Section 4.16Intellectual Property and Licensing.
(a)Together with each Compliance Certificate required to be delivered pursuant to Section 4.1(i) with respect to the last month of a fiscal quarter to the extent (i) any Credit Party acquires and/or develops any new Registered Intellectual Property, (ii) any Credit Party enters into or becomes bound by any additional material in-bound license or sublicense agreement, any additional exclusive out-bound license or sublicense agreement or other material agreement with respect to rights in Intellectual Property (other than over-the-counter software, software that is commercially available to the public and open source licenses), or (iii) there occurs any other material change in any Credit Party’s or Subsidiary’s Registered Intellectual Property, material in-bound licenses or sublicenses or exclusive out-bound licenses or sublicenses from that listed on Schedule 3.19 together with such Compliance Certificate, deliver to Agent an updated Schedule 3.19 reflecting such updated information. With respect to any updates to Schedule 3.19 involving exclusive out-bound licenses or sublicenses, such licenses shall be consistent with the definitions of and limitations herein pertaining to Permitted Licenses.

(b)If Credit Parties obtain any Registered Intellectual Property (other than any foreign registered Intellectual Property constituting Excluded Perfection Assets), Credit Parties shall (by updating Schedule 3.19 concurrently with the next quarterly Compliance Certificate) notify Agent and promptly execute such documents and provide such other information (including, without limitation, copies of applications) and take such other actions as Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest (subject to Permitted Liens) in favor of Agent, for the ratable benefit of Lenders, in such Registered Intellectual Property (other than Excluded Property).
(c)[Reserved].
(d)Credit Parties and each Subsidiary thereof shall own, or be licensed to use or otherwise have the right to use, all Material Intangible Assets, subject to Permitted Liens. Credit Parties shall cause all Registered Intellectual Property to be duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Credit Parties and their Subsidiaries shall at all times conduct its business without material infringement or material claim of infringement of any valid Intellectual Property rights of others. Credit Parties shall, and shall cause their Subsidiaries to, (i) protect, defend and maintain the validity and enforceability of its Material Intangible Assets (ii) promptly advise Agent in writing of material infringements of its Material Intangible Assets, or of a material claim of infringement by Credit Parties on the Intellectual Property rights of others; and (iii) not allow any of Credit Parties’ Material Intangible Assets to be abandoned, invalidated, forfeited or dedicated to the public or to become unenforceable. Credit Parties shall not become a party to, nor become bound by, any material license or other agreement with respect to which any Credit Party is the licensor or licensee (other than in-bound licenses of over-the-counter software and other software that is commercially available to the public and open source licenses) that prohibits or otherwise restricts Credit Party from granting a security interest in Credit Party’s interest in such license or agreement or other property, other than pursuant to customary anti-assignment provisions that were not entered into in order to make such license or agreement Excluded Property.
Section 4.17Regulatory Covenants.
(a)Credit Parties shall have, and shall ensure that it and each of its Subsidiaries has, each necessary Permit and other material rights from, and have made all necessary declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in all material respects in the ownership, management and operation of the business or the assets of any Credit Party and Subsidiaries thereof and Credit Parties shall take, and cause each of their Subsidiaries to take, such reasonable actions to ensure that no Governmental Authority has taken action to limit, suspend or revoke any such Permit. Credit Parties shall ensure, and cause each of their Subsidiaries to ensure, that all such necessary Permits are valid and in full force and effect and Credit Parties and their Subsidiaries are in material compliance with the terms and conditions of all Permits, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)In connection with the development, testing, manufacture, marketing or sale of each and any material Product by any Credit Party or any Subsidiary thereof, each Credit Party shall have, and shall have caused each of its Subsidiaries to have, obtained and comply with the terms of all material Regulatory Required Permits at all times issued or required to be issued by any Governmental Authority, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of such Product by such Credit Party or its Subsidiaries as such activities are at any such time being conducted by such Credit Party or its Subsidiaries, except where the failures to so comply would not reasonably be expected to result in a Material Adverse Effect.
(c)Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, Credit Parties will, and will cause their Subsidiaries to, timely file or caused to be timely filed (after giving effect to any extension duly obtained), all material notifications, reports, submissions, material Permit renewals and reports required by applicable Laws (which reports will be materially accurate and complete in all material respects and not misleading in any material respect and shall not remain open or unsettled).
Article 5- NEGATIVE COVENANTS
Each Credit Party agrees that:
Section 5.1Debt; Contingent Obligations.
(a)No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt.
(b)No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.
(c)Without limiting Section 5.5, no Credit Party will, or will permit any Subsidiary to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Debt that is, by its terms, subordinated to the Obligations prior to its scheduled date for payment (except Subordinated Debt solely to the extent permitted by Section 5.5).
Section 5.2Liens. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.
Section 5.3Distributions. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution, except for Permitted Distributions.
Section 5.4Restrictive Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now existing or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents) on the ability of any Subsidiary to: (i) pay or make Distributions to any Credit Party or any Subsidiary; (ii) pay any Debt owed to any Credit Party or any Subsidiary; (iii) make loans or advances to any Credit Party or any Subsidiary; or (iv) transfer any of its property or assets to any Credit Party or any Subsidiary in each case under this Section 5.4 other than (1) customary restrictions and conditions contained in agreements relating to the sale of assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (2) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, (3) customary anti-assignment provisions contained in leases, licenses, contracts and other agreements to the extent not otherwise prohibited under the terms of this Agreement and to the extent not entered into in order to make such leases, licenses, contracts and other agreements to constitute Excluded Property for purposes of this Agreement, and (4) restrictions existing on the Closing Date and expressly set forth on Schedule 5.4 on the Closing Date. Notwithstanding the foregoing, customary restrictive provisions contained in Permitted Convertible Debt documentation and Convertible Note Hedge/Warrant Documentation (in each case, to the extent customary for such transactions and that do not prohibit (x) the creation, perfection or maintenance of the Liens securing the Obligations, (y) the incurrence, payment or prepayment of Debt permitted hereunder, or (z) the making of dividends or Distributions by any Subsidiary to Novavax) shall be permitted.
Section 5.5Payments and Modifications of Subordinated Debt and Permitted Convertible Debt. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:
(a)declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments (i) made in full compliance with and expressly permitted under the applicable Subordination Agreement, (ii) with the Net Cash Proceeds of other Subordinated Debt, or (iii) in respect of intercompany debt that result in positive net cash or Cash Equivalents being paid to and held by Novavax following such payments;

(b)amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the applicable Subordination Agreement;
(c)[reserved];
(d)declare, pay, or make any payment or distribution under or in respect of the Convertibles Note Documents, except for: (i) regularly scheduled payments of interest as set forth in the applicable Convertible Note Documents, so long as no Event of Default has occurred and is continuing; (ii) payment of reasonable and customary fees and expenses incurred in connection with the Convertibles Note Documents; (iii) payment of cash up to the principal amount of any Permitted Convertible Debt upon (x) maturity, (y) conversion or exchange to the extent such Permitted Convertible Debt being so converted or exchanged is covered by a Convertible Note Hedge Transaction, or (z) redemption upon satisfaction of a condition set forth in the applicable Convertible Note Documents related to the stock price of Novavax common stock, of such Permitted Convertible Debt, so long as no Event of Default has occurred and is continuing or would result therefrom, (iv) (x) the issuance of shares of common stock of Novavax and (y) the payment of cash (A) for accrued but unpaid interest, (B) in lieu of fractional shares, or (C) in excess of the principal amount in connection with such issuance (provided that in the case of this clause (C) that the amount of such cash is off set in its entirety by the aggregate amount of net cash received by any Credit Party pursuant to an exercise or early unwind or settlement of a corresponding portion of the related Convertible Note Hedge Transactions), in each case in connection with any conversion, exercise, repurchase, exchange, redemption, settlement or early termination or cancellation of the Permitted Convertible Debt, or (v) the redemption, repurchase, exchange or other retirement for cash of the Permitted Convertible Debt (including by tender or open market purchases) in an amount not to exceed the Net Cash Proceeds received by Novavax from (x) the issuance of Supplemental Convertible Debt in connection with a Permitted Refinancing of such Permitted Convertible Debt being redeemed, repurchased or retired and/or (y) any issuance of Equity Interests of Novavax; provided that such redemption, repurchase, exchange or other retirement occurs substantially contemporaneously with Novavax’s receipt of the applicable Net Cash Proceeds of such Permitted Refinancing and/or issuance of equity (the preceding (i) through (v), the “Permitted Convert Payments”) (for the avoidance of doubt, the Company may also issue Equity Interests of Novavax and/or Supplemental Convertible Notes in direct exchange for existing Convertible Notes to the extent not otherwise prohibited by this Agreement);
(e)amend, supplement or otherwise modify the terms of any such Debt referred to in clauses (d) above (it being understood that the Permitted Refinancing of such Debt is not covered by this clause (e), but governed by the defined term Permitted Refinancing), if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Debt if in any way adverse to Agent or Lenders, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (iii) change in a manner adverse to any Credit Party or Agent any event of default or add or make more restrictive any covenant with respect to such Debt, (iv) change the prepayment or redemption provisions of such Debt or any of the defined terms related thereto in a manner adverse to Agent or Lenders, (v) change the subordination provisions (if any) thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Agent or Lenders. Credit Parties shall, prior to entering into any such amendment or modification, deliver to Agent, within five (5) days (or such shorter period as agreed to by Agent in its sole discretion) in advance of the execution thereof, any substantially final draft thereof (with execution copies to follow).
Section 5.6Consolidations, Mergers and Sales of Assets; Change in Control. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:
(a)consolidate or merge or amalgamate with or into any other Person other than (i) consolidations or mergers among Borrowers so long as in any consolidation or merger involving Novavax, Novavax is the surviving entity, (ii) consolidations or mergers among Borrowers, so long as if Novavax is a party to such merger or consolidation, Novavax is the surviving entity, (iii) consolidations or mergers among a Guarantor and a Borrower so long as the Borrower is the surviving entity, (iv) consolidations or mergers among Guarantors, (v) consolidations or mergers among Subsidiaries, so long as if a Credit Party is party to such merger or consolidation, the Credit Party is the surviving entity, and (vi) so long as no Event of Default has occurred and is continuing, dissolutions or liquidations of Restricted Foreign Subsidiaries (including the Inactive Foreign Subsidiaries) so long as any assets of such dissolved or liquidated Person are transferred, directly or indirectly, to a Credit Party; or
(b)except mergers or consolidations otherwise expressly permitted by clause (a) above, make or consummate any Asset Dispositions other than Permitted Asset Dispositions.
Section 5.7Purchase of Assets, Investments. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:
(a)acquire, make, own, hold, or otherwise consummate any Investment (including for the avoidance of doubt, any Acquisition) other than Permitted Investments;
(b)without limiting clause (a) above, acquire any other assets other than Permitted Investments or otherwise (i) in the Ordinary Course of Business, (ii) constituting capital expenditures, (iii) constituting replacement assets purchased with proceeds of property insurance policies, awards or other compensation with respect to any eminent domain, condemnation or similar proceeding and for which the requirements set forth in this Agreement have been satisfied and (iv) any acquisition by a Credit Party of assets of any other Credit Party to the extent not otherwise prohibited by Article 5 of this Agreement;
(c)engage in or establish any joint venture or partnership with any other Person except to the extent constituting a Permitted Investment and made in compliance with Section 5.19; or
(d)without limiting the foregoing, no Credit Party shall, nor will any Credit Party permit any Subsidiary to, purchase or carry Margin Stock.
Section 5.8Transactions with Affiliates. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party or any Subsidiary thereof, except for (a) transactions disclosed on Schedule 5.8 on the Closing Date, (b) transactions that are in the Ordinary Course of Business upon fair and reasonable terms, and, in each case, which contain terms that are not materially less favorable to the applicable Credit Party or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, (c) transactions among Credit Parties that are not otherwise prohibited by this Agreement, (d) transactions constituting (i) issuances of Subordinated Debt and (ii) issuance of Equity Interests (other than Disqualified Equity Interests), in each case, not otherwise in contravention of this Agreement, (e) director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements), (f) mergers and consolidations permitted by Section 5.6 and (g) payments, transfers and other transactions made pursuant to the Transfer Pricing Agreements or in respect of amounts owed under the Terminated Transfer Pricing Agreements.
Section 5.9Modification of Organizational Documents. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.
Section 5.10Modification of Certain Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; (b) would reasonably be expected to be materially adverse to the rights, interests or privileges of Agent or the Lenders or their ability to enforce the same; or (c) could reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, amendments to the Convertible Note Documents shall be permitted so long as the Convertible Note Documents, as amended, constitute Permitted Convertible Debt (it being understood that any amendments to the 2027 Convertible Notes or the 2031 Convertible Notes must comply with the provisions set forth in clause (c) of the definition of Permitted Convertible Debt).

Section 5.11Conduct of Business. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date described on Schedule 5.11 and businesses reasonably related thereto. No Credit Party will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts in any material respect (including, without limitation, the amount and timing of finance charges, fees and write-offs).
Section 5.12[Reserved].
Section 5.13Limitation on Sale and Leaseback Transactions. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Credit Party or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.
Section 5.14Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts.
(a)No Credit Party will, directly or indirectly, establish any new Deposit Account or Securities Account (other than an Excluded Account) unless such Credit Party and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account. Without limiting the foregoing, Credit Parties shall ensure that each Deposit Account or Securities Account of a Credit Party (other than Excluded Accounts) is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable.
(b)Credit Parties represent and warrant that Schedule 5.14 (as updated by the Compliance Certificates delivered to Agent from time to time after the Closing Date) lists all of the Deposit Accounts and Securities Accounts of each Credit Party as of the Closing Date or as of the date on which such Compliance Certificate is delivered, as applicable.
Section 5.15Compliance with Anti-Terrorism Laws. Agent hereby notifies Credit Parties that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Credit Parties and their principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any contracts or agreements or otherwise engage in transactions directly or indirectly with or related to any Blocked Person or any Person listed on the OFAC Lists or any Sanctioned Country. Each Credit Party shall immediately notify Agent if such Credit Party has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) enters into a settlement agreement with a U.S. government agency, (c) pleads nolo contendere to, (d) is indicted on, or (e) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering, Anti-Terrorism Laws or export control laws. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing directly or indirectly with or related to any Blocked Person or Sanctioned Country, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person or Sanctioned Country, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
Section 5.16Change in Accounting. No Credit Party shall, and no Credit Party shall, without the prior written consent of Agent in its reasonable discretion, suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP or required to be GAAP compliant or (ii) change the fiscal year or method for determining fiscal quarters of any Credit Party or of any Consolidated Subsidiary.
Section 5.17Investment Company Act. No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of the Investment Company Act.
Section 5.18[Reserved].
Section 5.19Restricted Foreign Subsidiaries and Joint Ventures.
(a)No Credit Party shall make any Asset Disposition to or Investment in any Restricted Foreign Subsidiary other than Investments of cash and Cash Equivalents permitted to be made pursuant to clause (i) or clause (p) of the definition of “Permitted Investment”.
(b)No Credit Party shall make any Asset Disposition to or Investment in any joint venture other than Investments of cash and Cash Equivalents permitted to be made pursuant to clause (l) or clause (o) of the definition of “Permitted Investment” or Investments constituting Permitted Licenses in accordance with the definition thereof.
(c)No Credit Party will, or will permit any Subsidiary to, commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of any Person other than a Credit Party and (ii) no Credit Party will permit any Restricted Foreign Subsidiary or any joint venture entity to commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of a Credit Party; provided that, for the avoidance of doubt, Permitted Asset Dispositions shall not constitute “commingling” of assets.
(d)No Credit Party shall permit any joint venture to own, or have an exclusive license (other than a Permitted License) in respect of, any Material Intangible Assets.
(e)No Inactive Foreign Subsidiary shall (a) conduct any business operations material to the Credit Parties and their subsidiaries, taken as a whole, (b) own any capital stock of any Credit Party or any other Subsidiary of any Credit Party, or (c) operate any part of the Credit Parties’ business. Without limiting the foregoing, the Credit Parties shall not make any Investment in or transfer any assets to any Inactive Foreign Subsidiary except for the contribution of cash by the Credit Parties to such Inactive Foreign Subsidiaries to the extent necessary in the ordinary course of business to pay expenses and costs in connection with the windup or dissolution of such Inactive Foreign Subsidiary in accordance with the terms of this Agreement.
Article 6– FINANCIAL COVENANTS
Section 6.1Minimum Royalty Revenue. Commencing upon the occurrence of both (a) the first to occur of (i) any Term Loan Tranche 2 Funding Date, (ii) any Term Loan Tranche 3 Funding Date, or (iii) any Term Loan Tranche 4 Funding Date, and (b) the date thereafter that Credit Party Unrestricted Cash is less than Two Hundred Twenty-Five Million Dollars ($225,000,000), the Credit Parties shall not, with respect to any Defined Period ending thereafter, permit Royalty Revenue for any such Defined Period, as tested quarterly on the last day of each Defined Period, to be less than the Applicable Minimum Royalty Revenue Threshold for such Defined Period.
Section 6.2Minimum Cash. Commencing on the Closing Date and at all times thereafter, Credit Parties will not permit, at any time, Credit Party Unrestricted Cash to be less than One Hundred Million Dollars ($100,000,000).
Section 6.3Evidence of Compliance. Borrowers shall furnish to Agent, as required by Section 4.1, a Compliance Certificate as evidence of (a) monthly cash and Cash Equivalents, as of the date that is five (5) Business Days prior to the delivery of such Compliance Certificate of (x) Borrowers, (y) Credit Parties taken as a whole, and (z) Restricted Foreign Subsidiaries, (b) as applicable, Borrowers’ compliance with the covenants in this Article, and (c) that no Event of Default specified in this Article has occurred. The Compliance Certificate shall include, without limitation, (i) a statement and report, in form and substance reasonably satisfactory to Agent, detailing Borrowers’ calculations, and (ii) if requested by Agent, back-up documentation (including, without limitation, bank statements, invoices, receipts and other evidence of costs incurred during such month as Agent shall reasonably require) evidencing the propriety of the calculations. A breach of a financial covenant contained in this Article 6 shall be deemed to have occurred as of the last day of any specified Defined Period, regardless of when the financial statements reflecting such breach are delivered to Agent.
Article 7– CONDITIONS
Section 7.1Conditions to Closing. The obligation of each Lender to make the initial Loans on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist attached hereto as Exhibit F, each in form and substance satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction or written waiver of the following conditions precedent, each to the satisfaction of Agent and Lenders in their reasonable discretion:
(a)the receipt by Agent of executed counterparts of this Agreement and the other Financing Documents;
(b)the payment of all fees, expenses and other amounts due and payable under each Financing Document; and
(c)since December 31, 2024, the absence of any Material Adverse Effect.
Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.
Section 7.2Conditions to Each Loan. The obligation of the Lenders to make a Loan or an advance in respect of any Loan (including the initial Loans), is subject to the satisfaction or written waiver of the following additional conditions:
(a)receipt by Agent of a Notice of Borrowing in accordance with the provisions of Section 2.1(a)(ii);
(b)with respect to any Term Loan Tranche 2, (i) the Term Loan Tranche 2 Activation Date shall have occurred and (ii) receipt by Agent of a Compliance Certificate demonstrating that Royalty Revenue as of the Testing Date most recently occurred prior to the requested Term Loan Tranche 2 Funding Date was not less than $100,000,000 for the Defined Period ending on such Testing Date;
(c)with respect to any Term Loan Tranche 3, (i) the Term Loan Tranche 3 Activation Date shall have occurred and (ii) receipt by Agent of a Compliance Certificate demonstrating that Royalty Revenue as of the Testing Date most recently occurred prior to the requested Term Loan Tranche 3 Funding Date was not less than $150,000,000 for the Defined Period ending on such Testing Date;
(d)with respect to any Term Loan Tranche 4, (i) the Term Loan Tranche 4 Activation Date shall have occurred and (ii) Agent and each Lender with a Term Loan Tranche 4 Commitment, in each of its sole discretion, has approved in writing the funding of the Term Loan Tranche 4 (it being understood that neither Agent nor any Lender shall be under any obligation to approve such funding);
(e)immediately before and after such advance, no Default or Event of Default shall have occurred and be continuing;
(f)for Loans made on the Closing Date, the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete on and as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date;
(g)for Loans made after the Closing Date, the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing, except to the extent that any such representation or warranty relates to a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such specific earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;
(h)with respect to any Term Loan Tranche 2, Term Loan Tranche 3 or Term Loan Tranche 4 borrowing, as determined by Agent in its reasonable discretion, there has not been any material adverse deviation by Credit Parties and their Subsidiaries from the final financial projections delivered by Borrower to Agent and Lenders prior to the Closing Date; and
(i)no Material Adverse Effect shall have occurred and be continuing.
Each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Credit Party on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Credit Party that each and every one of the representations made by it in any of the Financing Documents is true and correct (subject to any materiality qualifiers in the text thereof) as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).
Section 7.3Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its reasonable discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Credit Parties’ representations and warranties under this Agreement: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized. Notwithstanding anything to the contrary herein, after the Closing Date, Borrowers shall not be liable for the expenses associated with such searches conducted more than once during each twelve month period unless an Event of Default has occurred and is continuing.
Section 7.4Post-Closing Requirements. Unless Agent shall otherwise consent in writing, Credit Parties shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance reasonably satisfactory to Agent.
Article 8– RESERVED
Article 9– SECURITY AGREEMENT
Section 9.1Generally. As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, each Credit Party hereby assigns, grants and pledges to Agent, for the benefit of itself and Lenders, and, subject only to Permitted Liens, a continuing first priority Lien on and security interest in, upon, and to the property and assets (other than, for the avoidance of doubt, Excluded Property) set forth on Schedule 9.1 attached hereto and made a part hereof.
Section 9.2Representations and Warranties and Covenants Relating to Collateral.
(a)The security interest granted pursuant to this Agreement constitutes a valid and, to the extent such security interest is required to be perfected (except in respect of Excluded Perfection Assets) by this Agreement and any other Financing Document, continuing perfected security interest in favor of Agent in all such Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on

Schedule 9.2(b) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (ii) with respect to any Deposit Account for which Deposit Account Control Agreements are required pursuant to this Agreement, the execution of Deposit Account Control Agreements, (iii) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a contractual obligation granting control to Agent over such letter-of-credit rights, (iv) in the case of electronic chattel paper, the completion of all steps necessary to grant control (as defined in the UCC) to Agent over such electronic chattel paper, (v) in the case of all certificated stock, debt instruments and investment property, the delivery thereof to Agent of such certificated stock, debt instruments and investment property consisting of instruments and certificates, in each case properly endorsed for transfer to Agent or in blank, (vi) in the case of all investment property not in certificated form, the execution of control agreements with respect to such investment property and (vii) in the case of all other instruments and tangible chattel paper that are not certificated stock, debt instruments or investment property, the delivery thereof to Agent of such instruments and tangible chattel paper. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens. Except to the extent not required pursuant to the terms of this Agreement, all actions by each Credit Party necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.
(b)Schedule 9.2(b) (as updated by the Compliance Certificates delivered to Agent from time to time after the Closing Date) sets forth (i) each chief executive office and principal place of business of each Credit Party and each of their respective Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of Credit Parties regarding any Collateral are kept, which such Schedule 9.2(b) indicates in each case which Credit Parties have Collateral and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Credit Parties, indicates the nature of such location (e.g., leased business location operated by Credit Parties, third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.
(c)Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Credit Party as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Credit Party to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the granting of the security interest or the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC.
(d)As of the Closing Date, except as set forth on Schedule 9.2(d) and except to the extent constituting Excluded Perfection Assets or Excluded Property, no Credit Party has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents or investment property (in each case, other than Excluded Perfection Assets, Excluded Property or Equity Interests in any Subsidiaries of such Credit Party), and Credit Parties shall give notice to Agent promptly (but in any event not later than the delivery by Credit Parties of the next quarterly Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Credit Party of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property, in each case, other than Excluded Perfection Assets and Excluded Property. No Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Credit Party has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Credit Parties is maintained).
(e)Credit Parties shall not take any of the following actions or make any of the following changes unless Credit Parties have given at least ten (10) Business Days’ prior written notice to Agent of Credit Parties’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may reasonably request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Credit Party as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or Credit Party, or change the type of entity that it is; provided that in no event shall a Credit Party organized under the laws of the United States or any state thereof be reorganized under the laws of a jurisdiction other than the United States or any State thereof or (iii) change its chief executive office, principal place of business, or the location of its books and records or move any Collateral to or place any Collateral with an aggregate value of greater than $500,000 (other than Collateral that is in transit or out for repair) in any location that is not then listed on the Schedules , as updated from time to time pursuant to the terms of this Agreement, and/or establish any business location at any location that is not then listed on the Schedules.
(f)[Reserved].
(g)Without limiting the generality of Sections 9.2(c) and 9.2(e):
(i)Credit Parties shall deliver to Agent all tangible Chattel Paper and all Instruments and documents (other than any Excluded Perfection Assets or Excluded Property) owned by any Credit Party and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent. Credit Parties shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper (other than Excluded Perfection Assets) owned by any Credit Party and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Credit Parties also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments (other than Excluded Perfection Assets and Excluded Property). Credit Parties will mark conspicuously all such Chattel Paper and all such Instruments and documents (other than Excluded Perfection Assets) with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents.
(ii)Credit Parties shall deliver to Agent all letters of credit (except to the extent constituting an Excluded Perfection Asset or Excluded Property) on which any Credit Party is the beneficiary and which give rise to letter of credit rights owned by such Credit Party which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Except with respect to Excluded Perfection Assets and Excluded Property, Credit Parties shall take any and all actions as may be necessary, or that Agent may reasonably request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Agent.
(iii)Credit Parties shall, by delivery of the next quarterly Compliance Certificate, advise Agent upon any Credit Party becoming aware that it has any new commercial tort claim (except to the extent constituting Excluded Property), which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect to such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claim, and Credit Parties shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall reasonably request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(iv)Unless Agent shall otherwise consent, Credit Parties shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement, or bailee agreement, as applicable, from the lessor of each leased property, the mortgagee of owned property or the warehouseman, consignee, bailee at any business location, in each case, located in the United States and (a) which is a Credit Party’s chief executive office or (b) where any portion of the Collateral with a value in excess of $500,000, is located, in each case, which agreement or letter shall be reasonably satisfactory in form and substance to Agent. Credit Parties shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each of the locations specified in the preceding sentence. In no event shall the Credit Parties maintain tangible Collateral (other than Inventory with contract manufacturers, in transit, out for repair or otherwise held in the Ordinary Course of Business) with a value in excess of $500,000 outside of the United States without Agent’s prior consent in its reasonable discretion.
(v)[Reserved].
(vi)Each Credit Party hereby authorizes Agent to file without the signature of such Credit Party one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Credit Party as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now existing or hereafter acquired, or words of similar effect) in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Credit Party any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral.
(vii)As of the Closing Date, no Credit Party holds, and after the Closing Date Credit Parties shall promptly notify Agent in writing upon creation or acquisition by any Credit Party of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law. Upon the request of Agent, Credit Parties shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.
(viii)Credit Parties shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.
Article 10- EVENTS OF DEFAULT
Section 10.1Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:
(a)(i) any Credit Party shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document, and, with respect to any such payment other than principal or interest, such failure shall continue for three (3) consecutive Business Days, or (ii) there shall occur any default in the performance of or compliance with any of the following sections or articles of this Agreement: Section 4.1, Section 4.2(b), Section 4.4(c), Section 4.6, Section 4.9, Section 4.11, Section 4.16, Section 4.17, Article 5, Article 6, or Section 7.4;
(b)any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within thirty (30) days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Responsible Officer of the Borrower or any other Credit Party of such default; provided, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by Borrowers be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time (not to exceed the end of the ten (10) day additional period), then Borrowers shall have an additional period (which period shall not in any case exceed ten (10) days) to attempt to cure such default, and within such additional ten (10) day period the failure of Borrowers to cure the default shall not be deemed an Event of Default (but no Loans shall be made during such period until such default is cured);
(c)any written representation, warranty, certification or statement made by any Credit Party in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);
(d)(i) failure of any Credit Party or any Subsidiary thereof to pay when due or within any applicable grace or cure period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or to cause, Debt or other liabilities having an individual principal amount in excess of $500,000 or having an aggregate principal amount in excess of $1,000,000 to become or be declared due prior to its stated maturity, or (ii) without limiting the foregoing, the occurrence of any breach or default under any terms or provisions of the Convertible Note Documents, the Convertible Note Hedge/Warrant Documents, or any Subordinated Debt Document, or the occurrence of any event requiring (or that would allow the holders thereof to require) the prepayment (in cash) or mandatory redemption (in cash) of any Subordinated Debt or any Permitted Convertible Debt;
(e)any Credit Party or any Subsidiary of a Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or any analogous procedure or step is taken in any other jurisdiction) now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize the foregoing;
(f)an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Credit Party under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;
(g)(i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $500,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or an event occurs that could reasonably be expected to give rise to a Lien under Section 4068 of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability

(without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $500,000;
(h)there is entered against any Credit Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money or fines or penalties issued by any Governmental Authority involving in the aggregate a liability (not fully covered or paid by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, or (ii) one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (i) or (ii), (A) enforcement proceedings are commenced by any creditor or any such Governmental Authority, as applicable, upon such judgment, order, penalty or fine, as applicable, or (B) such judgment, order, penalty or fine, as applicable, shall not have been vacated, discharged, stayed or bonded, as applicable, pending appeal within thirty (30) days from the entry or issuance thereof;
(i)except solely as a result of any action or inaction of Agent or any Lenders (provided that such action or inaction is not caused by a Credit Party’s failure to comply with the terms of the Financing Documents), any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;
(j)the institution by any Governmental Authority of criminal proceedings against any Credit Party;
(k)a default or event of default occurs under any other Financing Document and any applicable grace period under such Financing Document has expired;
(l)if any Credit Party is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, such Credit Party’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange;
(m)the occurrence of a Material Adverse Effect;
(n)(i) the voluntary withdrawal, Recall or cessation of production (other than any temporary cessation of production in the ordinary course of business) or institution of any action or proceeding by the FDA or similar Governmental Authority to order the withdrawal or Recall of any Product or any Related Product from the market or to enjoin any Credit Party, its Subsidiaries or any representative of any Credit Party or its Subsidiaries or, in the case of any Related Product any manufacturer or distributor of such Related Product, from manufacturing, marketing, selling or distributing any such Product or Related Product, in each case where such withdrawal, Recall or cessation would reasonably be expected to have a Material Adverse Effect, (ii) the institution of any action or proceeding by FDA or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Regulatory Required Permit held by any Credit Party, its Subsidiaries or any representative of Borrower or its Subsidiaries, which, in each case or in the aggregate, has or could reasonably be expected to result in Material Adverse Effect, or (iii) the commencement of any enforcement action against any Credit Party, its Subsidiaries or any representative of any Credit Party or its Subsidiaries (with respect to the business of any Credit Party or its Subsidiaries) by FDA or any other Governmental Authority which has or could reasonably be expected to result in a Material Adverse Effect;
(o)the occurrence of a Change in Control; or
(p)any of the Financing Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any Credit Party shall so assert, in each case, unless such Financing Document terminates pursuant to the terms and conditions thereof without any breach or default thereunder by any Credit Party thereto.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.
Section 10.2Acceleration and Suspension or Termination of Term Loan Commitment. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Term Loan Commitment and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Term Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Credit Party or any other act by Agent or the Lenders, the Term Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same.
Section 10.3UCC Remedies.
(a)Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:
(i)the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;
(ii)the right to (by its own means or with judicial assistance) enter any of Credit Parties’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Credit Parties’ original books and records, to obtain access to Credit Parties’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Credit Parties shall not resist or interfere with such action (if Credit Parties’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Credit Parties hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);
(iii)the right to require Credit Parties at Credit Parties’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;
(iv)the right to notify postal authorities to change the address for delivery of Credit Parties’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Credit Party; and/or
(v)the right to enforce Credit Parties’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including documented out-of-pocket attorneys’ fees, to Credit Parties, and (ii) the right, in the name of Agent or any designee of Agent or Credit Parties, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Credit Parties’ compliance with applicable Laws. Credit Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Credit Parties’ affairs, all of which contacts Credit Parties hereby irrevocably authorize.
(b)Each Credit Party agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Credit Parties. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Credit Parties, which right is hereby waived and released. Each Credit Party covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Credit Parties will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Credit Parties shall be credited with the proceeds of the sale. Credit Parties shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.
(c)Without restricting the generality of the foregoing and for the purposes aforesaid, each Credit Party hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, solely for the purposes of carrying out the terms of the Financing Documents or the Agent and Lenders rights or remedies thereunder, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Credit Party and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Credit Party might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked, but shall be terminated upon payment in full of all Obligations (other than inchoate indemnity obligations for which no claim has yet been made) and the termination of the Term Loan Commitments.
(d)Upon the occurrence and during the continuance of an Event of Default, subject to any right of any third parties and/or any agreement between any Borrower and any third party to the extent not granted or entered into in contravention of the terms of this Agreement, Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, upon the occurrence and during the continuance of an Event of Default, without charge, Credit Parties’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Credit Parties’ rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent’s and each Lender’s benefit, subject to any rights of third party licensors or licensees, as applicable.
Section 10.4Protective Payments. At any time Agent reasonably believes an Event of Default has occurred and is continuing, if any Credit Party fails to pay or perform any covenant or obligation under this Agreement or any other Financing Document, Agent may pay or perform such covenant or obligation, and all amounts so paid by Agent are Protective Advances and immediately due and payable, constituting principal and bearing interest at the then highest applicable rate for the Loans hereunder, and secured by the Collateral. No such payments or performance by Agent shall be construed as an agreement to make similar payments or performance in the future or constitute Agent’s waiver of any Event of Default. Without limiting the foregoing, each Lender and Borrower hereby authorizes Agent, without the necessity of any notice or further consent from any Lender, from time to time after the occurrence and during the continuance of an Event of Default, to make any Protective Advance with respect to any Collateral or the Financing Documents which may be necessary to protect the priority, validity or enforceability of any lien on, and security interest in, any Collateral and the instruments evidencing or securing the obligations of Borrower under the Financing Documents. Credit Parties agree to pay on demand all Protective Advances. The Lenders must reimburse Agent for any Protective Advances (in accordance with their Pro Rata Shares) to the extent not reimbursed by Credit Parties.
Section 10.5Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) per annum in excess of the rates otherwise payable under this Agreement; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.
Section 10.6Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, with reasonably prompt subsequent notice to such Credit Party (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Credit Party or any of its Subsidiaries (regardless of whether such balances are then due to such Credit Party or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Credit Party or any of its Subsidiaries, against and on account of any of the Obligations (other than inchoate indemnification obligations for which no claim has yet been made); except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Credit Party agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.
Section 10.7Application of Proceeds.
(a)Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Credit Parties on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received by Agent against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.
(b)Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent in such order as Agent may from time to time elect.
(c)Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral and all Protective Advances and all accrued and unpaid interest due in respect of Protective Advances; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of

Credit Parties owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Credit Parties or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.
Section 10.8Waivers.
(a)Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Credit Party waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lenders may lawfully do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Credit Party acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.
(b)Each Credit Party for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender and made in accordance with the terms of any Financing Document; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents and made in accordance with the terms of any Financing Document, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Credit Party, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Credit Party and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Credit Party, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
(c)To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent or any Lender may at any time after such acquiescence require Credit Parties to comply with all such requirements. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s, and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d)Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Credit Party agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Credit Parties and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Credit Parties’ obligations under the Financing Documents.
(e)Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Credit Parties’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Credit Parties’ obligations under the Financing Documents. In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Credit Party defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.
(f)To the fullest extent permitted by law, each Credit Party, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Credit Party does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.
Section 10.9Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.
Section 10.10Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Credit Party makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.
Article 11- AGENT
Section 11.1Appointment and Authorization.

(a)Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.
(b)Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders.
(c)The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions of this Article 11, other than Sections 11.9 and 11.17. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party.
(d)Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Financing Document by or through any agents, servicers, trustees, investment managers, employees, attorney-in-fact or any other Person (including any Lender). Any such Person shall benefit from this Article 11 to the extent provided by Agent.
Section 11.2Agent and Affiliates. Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.
Section 11.3Action by Agent. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.
Section 11.4Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 11.5Liability of Agent. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall each be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such Erroneous Payments received by them).

Section 11.6Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Credit Parties) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.
Section 11.7Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall not have any obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.
Section 11.8Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.
Section 11.9Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its reasonable discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Term Loan Commitment and payment in full of all Obligations (other than inchoate indemnification obligations for which no claim has yet been made); (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents) or (iii) to the extent such Lien is on property owned by a Guarantor and such Guarantor is released from its Obligations under the applicable Guarantee and; and (b) subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent pursuant to the definition of “Permitted Liens”. Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9. Upon reasonable request of Borrowers, Agent shall execute and deliver and/or authorize the filing of all documents, in each case in form and substance reasonably satisfactory to Agent, to evidence such termination or release and to deliver to Borrowers any such Collateral held by Agent hereunder.
Section 11.10Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.
Section 11.11Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.
Section 11.12Assignment by Agent; Resignation of Agent; Successor Agent.
(a)Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or an Affiliate of Agent or any Lender or any Approved Fund, or (ii) any Eligible Assignee to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of the Lenders or Credit Parties. Following any such assignment, Agent shall endeavor to give notice to the Lenders and Borrowers. Failure to give such notice shall not affect such assignment in any way or cause the assignment to be ineffective. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.
(b)Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent which successor Agent shall be an Eligible Assignee. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent, which successor Agent shall be an Eligible Assignee; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.
(c)Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation or retiring hereunder and under the other Financing Documents, the provisions of this Article 11 and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.
Section 11.13Payment and Sharing of Payment.
(a)[Reserved].
(b)Term Loan Payments. Payments of principal, interest and fees in respect of the Term Loans will be settled on the date of receipt if received by Agent on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month; provided, however, that, in the case such Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Credit Party.

(c)Return of Payments.
(i)If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Credit Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.
(ii)If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Credit Party or such other Person, without setoff, counterclaim or deduction of any kind.
(d)Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.
(e)Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Credit Party agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Credit Parties in the amount of such participation). If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.
Section 11.14Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Credit Parties’ expense. Agent is further authorized by the Credit Parties and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by the Credit Parties, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Credit Party hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.
Section 11.15Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.
Section 11.16Amendments and Waivers.
(a)No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, however, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
(b)In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:
(i)if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or
(ii)if the rights or duties of Agent are affected thereby, by Agent;
provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(a)(ii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Credit Party to sell or otherwise dispose of all or substantially all of the Collateral, release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Credit Party of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Term Loan Commitment, Term Loan Tranche 1 Commitments, Term Loan Tranche 2 Commitments, Term Loan Tranche 3 Commitments, Term Loan Tranche 4 Commitments, Term Loan Commitment Amount, Term Loan Tranche 1 Commitment Amount, Term Loan Tranche 2 Commitment Amount, Term Loan Tranche 3 Commitment Amount, Term Loan Tranche 4 Commitment Amount, Term Loan Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.
Section 11.17Assignments and Participations.
(a)Assignments.
(i)Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Credit Parties and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.
(ii)From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder (including, for the avoidance of doubt, the obligation to deliver applicable documentation pursuant to Section 2.8(c) which such Eligible Assignee shall deliver to Borrower Representative and Agent on or prior to the date of such Assignment Agreement), and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 2.8(l) and Section 13.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.
(iii)Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the office of its servicer located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in such Register shall be conclusive, absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations (each, a “Participant Register”). The entries in the Participant Registers shall be conclusive, absent manifest error. Each Participant Register shall be available for inspection by Borrower and Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(iv)Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(v)Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.
(b)Participations. Any Lender may at any time, without the consent of, or notice to, any Credit Party or Agent, sell to one or more Persons (other than any Credit Party or any Credit Party’s Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”); provided that, notwithstanding anything else to the contrary provided herein, so long as no Event of Default has occurred and is continuing, no Lender may sell participating interests in its Loan, commitments or other interests hereunder to any Competitor, without the written consent of the Borrower Representative. In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Credit Parties and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Credit Party shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Credit Party agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5. Notwithstanding the foregoing, (i) no Participant shall be entitled to receive any greater payment under Section 2.8 with respect to any participation than its participating Lender would have been entitled to receive and (ii) any Participant shall deliver applicable documentation pursuant to Section 2.8(c) to its participating Lender.
(c)Replacement of Lenders. Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(h), which demand shall not have been revoked, (ii) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a) through (h), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) through (h), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Credit Parties, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 13.1.
(d)Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.
Section 11.18Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist. So long as Agent has not waived the conditions to the funding of Loans set forth in Section 7.2 or Section 2.1, any Lender may deliver a notice to Agent stating that such Lender shall not fund any tranche of the Term Loan, as applicable, due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2 or Section 2.1, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Term Loans outstanding in excess of Zero Dollars ($0); provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:
(a)For purposes of determining the Pro Rata Share of each Lender under clauses (a) and (b) of the definition of such term, each Non-Funding Lender shall be deemed to have a Term Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.
(b)Except as provided in clause (a) above, the Term Loan Commitment Amount of each Non-Funding Lender shall be deemed to be Zero Dollars ($0).
(c)The Term Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Term Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate principal amount outstanding under the Term Loans of all Non-Funding Lenders as of such date.

(d)To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Term Loans pursuant to Section 10.7, such payments and proceeds shall be applied first in respect of Term Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Term Loans.
Article 12– GUARANTY
Section 12.1Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all of the Obligations, including payment in full of the principal, accrued but unpaid interest and all other amounts due and owing to the Agent and Lenders under the Loans and (b) indemnifies each Lender immediately on demand against any cost, loss or liability suffered by such Lender if any obligations guaranteed by it are or become unenforceable, invalid, voided, avoid or illegal, the amount of which such cost, loss or liability shall be equal to the amount which such Lender would otherwise be entitled to recover. Each payment made by any Guarantor pursuant to this Article 12 shall be made in lawful money of the United States in immediately available funds. Each Guarantor hereby acknowledges and agrees that it is an Affiliate of a Borrower or other interested party and will derive significant economic benefit from the Loans.
Section 12.2Payment of Amounts Owed. The Guarantee hereunder is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Agent or any Lender first attempt to collect any of the Obligations from any Borrower or resort to any collateral security or other means of obtaining payment. In the event of any default by Borrowers in the payment of the Obligations, after the expiration of any applicable cure or grace period, each Guarantor agrees, on demand by Agent (which demand may be made, subject to any applicable cure or grace period, concurrently with notice to Borrowers that the Borrowers are in default of their obligations), to pay the Obligations, regardless of any defense, right of set-off or recoupment or claims which any Borrower or Guarantor may have against Agent or Lenders or the holder of the Notes other than the defense of payment in full of the Obligations (other than inchoate indemnification obligations for which no claim has yet been made). The choice by Agent or Lenders of one alternative remedy over another shall not be subject to question or challenge by any Guarantor or any other Person, nor shall any such choice be asserted as a defense, setoff, recoupment or failure to mitigate damages in any action, proceeding, or counteraction by Agent or Lenders to recover or seeking any other remedy under this Guarantee, nor shall such choice preclude Agent or Lenders from subsequently electing to exercise a different remedy.
Section 12.3Certain Waivers by Guarantor. To the fullest extent permitted by Law, each Guarantor does hereby:
(a)waive notice of acceptance of this Agreement by Agent and Lenders and any and all notices and demands of every kind which may be required to be given by Law;
(b)agree to refrain from asserting, until after repayment in full of the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) and the termination of Term Loan Commitments, any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against any Borrower;
(c)waive any defense (other than payment in full of the Obligations), right of set-off, right of recoupment or other claim which such Guarantor may have against Agent, Lenders or the holder of the Notes;
(d)waive any and all rights such Guarantor may have under any anti-deficiency statute or other similar protections;
(e)waive all rights at Law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment from any Borrower, any other Guarantor or any other person or entity now or hereafter primarily or secondarily liable for any of the Obligations until the Obligations have been paid in full (other than inchoate indemnification obligations for which no claim has yet been made);

(f)waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge such Guarantor with liability;
(g)waive the benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium Laws now or hereafter in effect;
(h)waive any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of Agent or Lenders to file or enforce a claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding;
(i)waive any defense based on an election of remedies by Agent or Lenders, whether or not such election may affect in any way the recourse, subrogation or other rights of such Guarantor against any Borrower, any other Guarantor or any other person in connection with the Obligations;
(j)until after payment in full of the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) and the termination of the Term Loan Commitments, waive any right to file any Claim (as defined below) as part of, and any right to request consolidation of any action or proceeding relating to a Claim with, any action or proceeding filed or maintained by Agent or Lenders to collect any Obligations of such Guarantor to Agent or Lenders hereunder or to exercise any rights or remedies available to Agent or Lenders under the Financing Documents, at law, in equity or otherwise;
(k)waive any defense based on the failure of the Agent or Lenders to (i) provide notice to such Guarantor of a sale or other disposition of any of the security for any of the Obligations, or (ii) conduct such a sale or disposition in a commercially reasonable manner;
(l)waive any defense based on the negligence of Agent or Lenders in administering this Agreement or the other Financing Documents (including, but not limited to, the failure to perfect any security interest in any Collateral), or taking or failing to take any action in connection therewith, provided, however, that such waiver shall not apply to the gross negligence or willful misconduct of the Agent or Lenders, as determined by the final, non-appealable decision of a court having proper jurisdiction;
(m)waive the defense of expiration of any statute of limitations affecting the liability of such Guarantor hereunder or the enforcement hereof;
(n)waive any right to file any Claim (as defined below) as part of, and any right to request consolidation of any action or proceeding relating to a Claim with, any action or proceeding filed or maintained by Agent or Lenders to collect any Obligations of such Guarantor to Agent or Lenders hereunder or to exercise any rights or remedies available to Agent or Lenders under the Financing Documents, at law, in equity or otherwise;
(o)agree that neither Agent nor Lenders shall have any obligation to obtain, perfect or retain a security interest in any property to secure any of the Obligations (including any mortgage or security interest contemplated by the Financing Documents), or to protect or insure any such property;
(p)waive any obligation Agent or Lenders may have to disclose to such Guarantor any facts the Agent or Lenders now or hereafter may know or have reasonably available to it regarding the Borrowers or Borrowers’ financial condition, whether or not the Agent or Lenders have a reasonable opportunity to communicate such facts or have reason to believe that any such facts are unknown to such Guarantor or materially increase the risk to such Guarantor beyond the risk such Guarantor intends to assume hereunder;
(q)agree that neither Agent nor Lenders shall be liable in any way for any decrease in the value or marketability of any property securing any of the Obligations which may result from any action or omission of the Agent or Lenders in enforcing any part of this Agreement;

(r)waive any defense based on any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Financing Documents;
(s)waive any defense based on any change in the composition of Borrowers, and
(t)waive any defense based on any representations and warranties made by such Guarantor herein or by any Borrower herein or in any of the Financing Documents.
For purposes of this section, the term “Claim” shall mean any claim, action or cause of action, defense, counterclaim, set-off or right of recoupment of any kind or nature against the Agent or Lenders, its officers, directors, employees, agents, members, actuaries, accountants, trustees or attorneys, or any affiliate of the Agent or Lenders in connection with the making, closing, administration, collection or enforcement by the Agent or Lenders of the Obligations.
Section 12.4Guarantor’s Obligations Not Affected by Modifications of Financing Documents. Each Guarantor further agrees that such Guarantor’s liability as guarantor shall not be impaired or affected by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor for the time for payment of interest or principal or by any forbearance or delay in collecting interest or principal hereunder, or by any waiver by Agent or Lenders under this Agreement or any other Financing Documents, or by Agent’s or Lenders’ failure or election not to pursue any other remedies it may have against any Borrower or Guarantor, or by any change or modification in the Notes, this Agreement or any other Financing Document, or by the acceptance by Agent or Lenders of any additional security or any increase, substitution or change therein, or by the release by Agent or Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Obligations even though Agent, or Lenders might lawfully have elected to apply such payments to any part or all of the Obligations, it being the intent hereof that, subject to Agent’s or Lenders’ compliance with the terms of this Article 12 and the Financing Documents, each Guarantor shall remain liable for the payment of the Obligations, until the Obligations have been paid in full (other than inchoate indemnification obligations for which no claim has yet been made), notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Each Guarantor further understands and agrees that Agent or Lenders may at any time enter into agreements with Borrowers to amend, modify and/or increase the principal amount of, interest rate applicable to or other economic and non-economic terms of this Agreement or the other Financing Documents, and may waive or release any provision or provisions of this Agreement or the other Financing Documents, and, with reference to such instruments, may make and enter into any such agreement or agreements as Agent, Lenders and Borrowers may deem proper and desirable, without in any manner impairing this Guarantee or any of Agent’s or Lenders’ rights hereunder or each Guarantor’s obligations hereunder, and each Guarantor’s obligations hereunder shall apply to the this Agreement and other Financing Documents as so amended, modified, extended, renewed or increased.
Section 12.5Reinstatement; Deficiency. This guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to this Agreement or any other Financing Document is rescinded or otherwise required to be returned by Agent or Lenders upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of any Borrower, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payment to Agent or Lenders had not been made, regardless of whether Agent or Lenders contested the order requiring the return of such payment. In the event of the foreclosure of the Financing Documents and of a deficiency, each Guarantor hereby promises and agrees forthwith to pay the amount of such deficiency notwithstanding the fact that recovery of said deficiency against Borrowers would not be allowed by applicable law; however, the foregoing shall not be deemed to require that Agent or Lenders institute foreclosure proceedings or otherwise resort to or exhaust any other collateral or security prior to or concurrently with enforcing this guaranty.
Section 12.6Subordination of Borrowers’ Obligations to Guarantors; Claims in Bankruptcy.
(a)Any indebtedness of any Borrower to any Guarantor (including, but not limited to, any right of such Guarantor to a return of any capital contributed to a Borrower), whether now or hereafter existing, is hereby subordinated to the payment of the Obligations. Each Guarantor agrees that, until the Obligations have been paid in full (other than inchoate indemnification obligations for which no claim has yet been made), such Guarantor will not seek, accept, or retain for its own account, any payment from any Borrower on account of such subordinated debt. Until the payment in full of the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) and the termination of the Term Loan Commitments, and except to the extent such payment is permitted by this Agreement or the other Financing Documents, any payments to any Guarantor on account of such subordinated debt shall be collected and received by such Guarantor in trust for Agent and Lenders and shall be immediately paid over to Agent, for the benefit of Agent and Lenders, on account of the Obligations without impairing or releasing the obligations of such Guarantor hereunder. Upon Agent’s request, Borrower and Guarantors shall enter into an intercompany subordination agreement in favor of Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to Agent, subordinating any such indebtedness, together with an intercompany note or other documentation evidencing such indebtedness.
(b)Each Guarantor shall promptly file in any bankruptcy or other proceeding in which the filing of claims is required by law, all claims and proofs of claims that such Guarantor may have against any Borrower or any other Guarantor and does hereby assign to Agent or its nominee (and will, upon request of Agent, reconfirm in writing the assignment to Agent or its nominee of) all rights of such Guarantor under such claims. If such Guarantor does not file any such claim, Agent, as attorney-in-fact for such Guarantor, is hereby irrevocably authorized to do so in the name of such Guarantor, or in Agent’s discretion, to assign the claim to a designee and cause proof of claim to be filed in the name of Agent’s designee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Agent, for the benefit of Agent and Lenders, the full amount thereof and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Lenders all of such Guarantor’s rights to any such payments or distributions to which such Guarantor would otherwise be entitled, such assignment being a present and irrevocable assignment of all such rights.
Section 12.7Maximum Liability. The provisions of this Article 12 are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article 12 would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Article 12, then, notwithstanding any other provision of this Article 12 to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 12.7 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Agent and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 12.7 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this guaranty or affecting the rights and remedies of the Agent or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
Section 12.8Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Financing Documents. Each Guarantor has made an independent investigation of the other Credit Parties and of the financial condition of the other Credit Parties. Neither Agent nor any Lender has made and neither Agent nor any Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Credit Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Credit Party to which this Article 12 applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.

Section 12.9Termination. The provisions of this Article 12 shall remain in effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations for which no claim has been made and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid and satisfied in full.
Section 12.10Representative. Each Guarantor hereby designates Borrower Representative and its representatives and agents on its behalf for the purpose of giving and receiving all notices and other consents hereunder or under any other Financing Document and taking all other actions on behalf of such Guarantor under the Financing Documents. Borrower Representative hereby accepts such appointment.
Section 12.11Guarantor Acknowledgement. Without limiting the generality of the foregoing, each Guarantor, by its acceptance of this Guaranty, hereby confirms that it is a Subsidiary of a Borrower and each Guarantor further confirms that it will materially benefit from the Loans made hereunder and the parties hereto intend that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law (as defined below), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to this Guaranty. In furtherance of that intention, the liabilities of each Guarantor under this Guaranty (the “Liabilities”) shall be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Person with respect to the Liabilities, result in the Liabilities of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means the United States Bankruptcy Code, or any similar federal, state or foreign law for the relief of debtors. This paragraph with respect to the maximum liability of each Guarantor is intended solely to preserve the rights of the holders, to the maximum extent not subject to avoidance under applicable law, and neither a Guarantor nor any other Person shall have any right or claim under this paragraph with respect to such maximum liability, except to the extent necessary so that the obligations of a Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations guaranteed hereunder may at any time and from time to time exceed the maximum liability of such Guarantor without impairing this Guaranty or affecting the rights and remedies of the holders hereunder; provided that nothing in this sentence shall be construed to increase such Guarantor’s obligations hereunder beyond its maximum liability.
Article 13- MISCELLANEOUS
Section 13.1Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Section 2.10 and Articles 11 and 13 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.
Section 13.2No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.
Section 13.3Notices.
(a)All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, email or similar writing) and shall be given to such party at its address or e-mail address set forth below or on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of

Section 13.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by electronic means, in accordance with the provisions of Section 13.3(b) and (c), or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 13.3(a).
If to any Credit Party:
Novavax, Inc., as Borrower Representative
Novavax, Inc.
21 Firstfield Road
Gaithersburg, MD 20878
Attn: Novavax Legal
Email:
If to Agent or to MCF (or any of its Affiliates or Approved Funds) as a Lender:
MidCap Financial Trust
c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Ave, Suite 300
Bethesda, MD 20814
Attn: Account Manager for Novavax transaction
Email: With a copy to:
MidCap Financial Trust
c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Ave, Suite 300
Bethesda, MD 20814
Attn: Legal

Email: If to any Lender other than MidCap: at the address set forth on the signature pages to this Agreement or provided as a notice address for such in connection with any assignment hereunder.
(b)Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified Agent that it is incapable of receiving notices by electronic communication. Agent or Borrower Representative may, in their reasonable discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.
(c)Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
Section 13.4Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity,

legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 13.5Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.
Section 13.6Confidentiality.
(a)[Reserved].
(b)Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, Agent or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by applicable Law, subpoena, judicial order or similar order and in connection with any litigation; provided that (x) prior to any disclosure under this clause (iii), Agent or such Lender agrees to endeavor to provide Borrower Representative with prior notice thereof and with respect to any order, subpoena or legal or administrative order or process, to the extent Agent or such Lender is permitted to provide such prior notice to Borrower Representative pursuant to the terms thereof, and (y) any disclosure under this clause (iii) shall be limited solely to that portion of the non-public information as may be specifically requested or required by such Law, subpoena, judicial order or similar order and in connection with such litigation, in each case as reasonably determined by Agent and its advisors, (iv) as may be required in connection with the examination, audit or similar investigation of such Person, (v) as Agent or any Lender reasonably considers appropriate in contemplation of exercising remedies under the Financing Documents during the continuance of an Event of Default, and (v) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” means (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Confidential information shall not include information that either: (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 13.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.
Section 13.7Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.
Section 13.8GOVERNING LAW; SUBMISSION TO JURISDICTION.
(a)THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT

REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).
(b)EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
Section 13.9WAIVER OF JURY TRIAL.
(a)EACH CREDIT PARTY, AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH CREDIT PARTY, AGENT, AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH CREDIT PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
Section 13.10Publication; Advertisement.
(a)Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law (including any requirements under SEC regulations), subpoena or judicial or similar order, or (ii) with MCF’s prior written consent.
(b)Advertisement. Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication. In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.
Section 13.11Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
Section 13.12No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 13.13Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.
Section 13.14Expenses; Indemnity
(a)Except with respect to Indemnified Taxes, Other Taxes and Excluded Taxes, which shall be governed exclusively by Section 2.8, Credit Parties hereby agree to promptly pay (i) all reasonable and documented out-of-pocket costs and expenses of Agent (including, without limitation, the fees, reasonable and documented out-of-pocket costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of Credit Parties and their Subsidiaries); (ii) without limitation of the preceding clause (i), all reasonable and documented out-of-pocket costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents other than disputes solely among Lenders and/or Agent (other than any claims against such person in its capacity or in fulfilling its role as Agent, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any Affiliate of a Credit Party; (iii) without limitation of the preceding clause (i), all reasonable and documented out-of-pocket costs and expenses of Agent in connection with protecting, storing, insuring, handling, maintaining or selling any Collateral; (iv) without limitation of the preceding clause (i), all reasonable and documented out-of-pocket costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all documented out-of-pocket costs and expenses incurred by Agent or Lenders in connection with (A) any litigation, dispute, suit or proceeding relating to any Financing Document, other than disputes solely among Lenders and/or Agent (other than any claims against such person in its capacity or in fulfilling its role as Agent, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any Affiliate of a Credit Party, and/or (B) in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto.

(b)Each Credit Party hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Credit Party, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of a Credit Party or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans, except that Credit Parties shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from (x) the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (y) disputes solely among any Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as Agent, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any of any Credit Party’s Affiliates, unless such claims arise from the bad faith, gross negligence or willful misconduct of any such Person). To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Credit Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. This Section 13.14(b) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, claims etc. arising from any non-Tax claim.
(c)Notwithstanding any contrary provision in this Agreement, the obligations of Credit Parties under this Section 13.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE CREDIT PARTIES OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
Section 13.15RESERVED.
Section 13.16Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Section 13.17Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Credit Parties and Agent and each Lender and their respective successors and permitted assigns.
Section 13.18USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender), and each Lender hereby notifies Credit Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Credit Parties, which information includes the name and address of the Credit Parties and such other information that will allow Agent or such Lender, as applicable, to identify Credit Parties in accordance with the USA PATRIOT Act.
Section 13.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 13.20Erroneous Payments.
(a)Each Lender and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender (or the Lender which is an Affiliate of a Lender) or any other Person that has received funds from the Agent or any of their Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 13.20(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Term Loan Commitment Amount) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Agent, at the option of the Agent, the Agent’s lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not its Term Loan Commitment Amount) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.17 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Financing Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 13.20 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Credit Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)Each party’s obligations under this Section 13.20 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments, or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Financing Document.
The provisions of this Section 13.20 to the contrary notwithstanding, (i) nothing in this Section 13.20 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).
[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, intending to be legally bound, each of the parties have caused this Agreement to be executed as of the day and year first above mentioned.

BORROWERS:	NOVAVAX, INC. By: /s/ James P. Kelly Name: James P. Kelly Title: Executive Vice President and Chief Financial Officer

[Signature Page to Credit, Security and Guaranty Agreement]||

AGENT:

MIDCAP FINANCIAL TRUST

By:     Apollo Capital Management, L.P.,
its investment manager

By:     Apollo Capital Management GP, LLC,
its general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
    Title: Authorized Signatory

Address:
c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Novavax transaction
E-mail:

with a copy to:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: General Counsel
E-mail:

LENDER:

MIDCAP FINANCIAL TRUST

By:     Apollo Capital Management, L.P.,
its investment manager

By:     Apollo Capital Management GP, LLC,
its general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
    Title: Authorized Signatory

Address:
c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Novavax transaction

with a copy to:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: General Counsel

LENDER:

MIDCAP FUNDING XLVI TRUST

By:     Apollo Capital Management, L.P.,
its investment manager

By:     Apollo Capital Management GP, LLC,
its general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
    Title: Authorized Signatory

Address:
c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Novavax transaction
E-mail:

with a copy to:

c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: General Counsel
E-mail:

LENDER:

APOLLO ALSTER LENDING FUND (LUX) SCSp, an alternative investment fund in the form of a Luxembourg special limited partnership (societe en commandite speciale), acting through its managing general partner Alster Lending GP (Lux) S.ar.l. and represented by its delegate portfolio manager Apollo Alster Management, LLC

By: Apollo Alster Management, LLC, acting through its sole member

By: Apollo Capital Management, L.P., acting through its general partner

By: Apollo Capital Management GP, LLC

By: /s/ William Kuesel
Name: William Kuesel
Title: Vice President

LENDER:	CADMA CAPITAL PARTNERS LLC By: /s/ Josh Brody Name: Josh Brody Title: President Address: c/o Sarah Wolpert Cadma Capital 9 West 57th Street New York, NY 10019 Email: Phone:

LENDER:

ATHORA LUX INVEST NL, a reserved alternative investment fund in the form of a Luxembourg special limited partnership (société en commandite spéciale), acting in respect of its compartment, Athora Lux Invest NL – Middle Market Direct Lending Fund, acting through its managing general partner Athora Lux Invest Management and represented by its delegate portfolio manager, Apollo Management International LLP

By: Apollo Management International, LLP,
its portfolio manager

By: /s/ Sundip Kalley
Name: Sundip Kalley
Title: Authorized Signatory

Address:
Sundip Kalley
c/o Apollo Management International LLP
25 St. George Street
London W1S 1FS
Phone:

LENDER:

AMISSIMA DIVERSIFIED INCOME ICAV, an Umbrella Irish Collective Asset-Management Vehicle with Segregated Liability between its Sub-Funds, acting in respect of its Sub-Fund, Amissima Loan Origination Fund
By:   Apollo Management International LLP, solely in its capacity as Portfolio Manager and not in its individual corporate capacity

By:   Apollo International Management Holdings, LLC, its member

By:         /s/ William Kuesel
Name: William Kuesel
Title: Vice President

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES
Annex A        Commitment Annex
EXHIBITS
Exhibit A        [Reserved]
Exhibit B        Form of Compliance Certificate
Exhibit C        [Reserved]
Exhibit D        Form of Notice of Borrowing
Exhibit E-1        Form of U.S. Tax Compliance Certificate
Exhibit E-2        Form of U.S. Tax Compliance Certificate
Exhibit E-3        Form of U.S. Tax Compliance Certificate
Exhibit E-4        Form of U.S. Tax Compliance Certificate
Exhibit F        Closing Checklist
Exhibit G        Form of Assignment Agreement

SCHEDULES
Schedule 1.1(a)        Payment Account
Schedule 1.1(b)        Transfer Pricing Agreements
Schedule 1.1(c)        Terminated Transfer Pricing Agreements
Schedule 3.1        Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.6        Litigation
Schedule 3.15        Brokerage Fee
Schedule 3.17        Material Contracts
Schedule 3.18        Environmental Compliance
Schedule 3.19        Intellectual Property
Schedule 4.9        Litigation, Governmental Proceedings and Other Notice Events
Schedule 5.1        Debt; Contingent Obligations
Schedule 5.2        Liens
Schedule 5.4        Restrictive Agreements
Schedule 5.7        Permitted Investments
Schedule 5.8        Affiliate Transactions
Schedule 5.11        Business Description
Schedule 5.14        Deposit Accounts and Securities Accounts
Schedule 6.1        Minimum Royalty Revenue
Schedule 7.4        Post-Closing Obligations
Schedule 9.1        Collateral
Schedule 9.2(b)        Location of Collateral
Schedule 9.2(d)    Chattel Paper, Letter of Credit Rights, Commercial Tort Claims, Instruments, Documents, Investment Property

Schedule 6.1– Minimum Royalty Revenue

Defined Period Ending	Minimum Royalty Revenue Amount
March 31, 2026	$12,500,000
June 30, 2026	$25,000,000
September 30, 2026	$37,500,000
December 31, 2026	$50,000,000
March 31, 2027	$52,500,000
June 30, 2027	$55,000,000
September 30, 2027	$57,500,000
December 31, 2027	$60,000,000
March 31, 2028	$70,000,000
June 30, 2028	$80,000,000
September 30, 2028	$90,000,000
December 31, 2028	$100,000,000
March 31, 2029	$106,250,000
June 30, 2029	$112,500,000
September 30, 2029	$118,750,000
December 31, 2029 and thereafter	$125,000,000